Exhibit 99.1

The transactions are made for the securities of Japanese companies. The offer is subject to the disclosure requirements of Japan, which are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than under the exchange offer, such as in the open market or privately negotiated purchases.

This document has been translated from the Japanese original for reference purposes only. In the event of any discrepancy between this translated document and the Japanese original, the original shall prevail.

[Translation]

Securities Code: 7321

January 29, 2021

To Our Shareholders

Kansai Mirai Financial Group, Inc.

2-2-1 Bingomachi, Chuo-ku, Osaka

Tetsuya Kan

Representative Director and Executive President

NOTICE OF CONVOCATION OF

THE EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS

We hereby notify you that the Extraordinary General Meeting (the “Meeting”) of Shareholders of Kansai Mirai Financial Group, Inc. (the “Company”) will be held as stated below.

Instead of attending the Meeting in person, you can exercise your voting rights in writing (Voting Right Exercise Form) or by using an electronic means (the Internet etc.). Please examine the reference documents for the Meeting below and exercise your voting rights by following the instructions on pages 3 to 4 by 5:00 p.m. Thursday, February 18, 2021.

1.	Date:	Friday, February 19, 2021 at 10:00 a.m.

2.	Place:

Convention Hall, Second Basement Floor, Resona Group Osaka Headquarters Building

2-2-1 Bingomachi, Chuo-ku, Osaka

In order to reduce the risks of disease transmission through contact infection, we will create larger spaces between seats, and there will be a fewer number of seats available than previous years. Please understand that if a large amount of shareholders intend to attend the Meeting, we may request some of them to refrain from entering the hall.

3.	Purposes:

Matters to be resolved:

	Agenda No. 1:	Approval of the Share Exchange Agreement between the Company and Resona Holdings

	Agenda No. 2:	Partial Amendment of the Articles of Incorporation

4.	Exercise of Voting Rights:

(1) Exercise of Voting Rights in Writing (Mail)

Please indicate your vote for or against the proposals on the enclosed Voting Right Exercise Form and return it so that it is received by 5:00 p.m. Thursday, February 18, 2021.

(2) Exercise of Voting Rights via the Internet etc.

Please refer to the “Guidance to Exercising Your Voting Rights via the Internet etc.” shown on page 4 and exercise your voting rights via the Internet etc. by 5:00 p.m. Thursday, February 18, 2021.

End

<Requests to shareholders>

•

We may change the way of holding this Extraordinary General Meeting of Shareholders due to the status of the spread of COVID-19, announcements released by the government by the day of the meeting or others. Please check updated information posted on the Company’s website (https://www.kmfg.co.jp/).

•

Exercising voting rights in writing by submitting the Voting Right Exercise Form poses a risk that those who handle postal mail or count votes could be infected with COVID-19. We therefore request you to exercise your voting rights in advance via the Internet etc., whenever possible.

•	When attending the meeting, please submit the enclosed Voting Right Exercise Form at the reception desk. Additionally, to conserve resources, please bring this notice with you.

•	There will be hand sanitizer available for shareholders at the reception. (Shareholders are requested to take measures to prevent infection such as wearing a mask.)

Please understand that our staff may ask a shareholder who appears ill to refrain from entering the hall.

•	Our operating staff will check their health conditions, for example, by taking their temperature and wear a mask at the meeting site.

•

Of the documents required to be attached to this notice, the financial statements of Resona Holdings for the most recent business year are posted on the Company’s website (https://www.kmfg.co.jp/) and are therefore not included with this document, pursuant to laws and regulations and Article 15 of the Articles of Incorporation.

•	In the event that revisions to the reference documents for the Meeting are required, the revised items will be posted on the Company’s website (https://www.kmfg.co.jp/).

<Guidance Notes on the Method to Exercise Voting Rights>

(1)	If you can attend the Extraordinary General Meeting of Shareholders:

Date: 10:00 a.m. Friday, February 19, 2021 (open at 9:00 a.m.)

Please bring the enclosed Voting Right Exercise Form and submit it to the receptionist at the place of the Meeting. Also bring this booklet as a reference material for the Meeting.

(2)	If you exercise your voting rights by submitting the Voting Right Exercise Form by mail:

Deadline for Exercising Voting Rights: 5:00 p.m. Thursday, February 18, 2021 (must be received by that time)

Please indicate your approval or disapproval for each agenda on the enclosed Voting Right Exercise Form and send it back to us by detaching the relevant part of the form.

(3)	If you exercise your voting rights via the Internet etc.:

Deadline for Exercising Voting Rights: Up to 5:00 p.m. Thursday, February 18, 2021

Please enter approval or disapproval for each agenda by accessing the Company’s designated website: https://www.web54.net For details, please refer to page 6.

* It is also possible to use a mobile phone with a barcode reading function to read the “QR Code®” on the right and access the voting rights exercise website. (QR Code is a registered trademark of DENSO WAVE INCORPORATED.)

Handling of cases where voting rights are exercised more than once

(1)	If a voting right was exercised both by mail and via the Internet etc., only the vote exercised via the Internet etc., will be treated as valid.

(2)

If a voting right was exercised more than once via the Internet etc., only the last vote exercised will be treated as valid. In addition, if a voting right was exercised both by PC and mobile phone, only the vote exercised last in time will be treated as valid.

Fees arising from accessing the voting website

Any fees arising from accessing the voting website (e.g., Internet connection charges and telephone charges) shall be borne by shareholders. In the case of using mobile phones, packet communication fees and other charges related to the use of mobile phones shall also be borne by shareholders.

You can exercise your voting rights via the Internet etc. by 5:00 p.m. Thursday, February 18, 2021. However, exercising your voting rights earlier will be appreciated.

<Guide to Exercising Your Voting Rights via the Internet etc.>

Procedures for accessing from the Voting Rights Exercise Website

1.	Access the Voting Rights Exercise Website.

Click “Next.”

2.	Enter the code for the exercise of voting rights.

Enter the “code for the exercise of voting rights” printed on the enclosed Voting Right Exercise Form and click “Log-in.”

3.	Enter the password.

Enter the “password” printed on the enclosed Voting Right Exercise Form and click “Next.”

From here, please follow on-screen instructions and indicate your vote for or against each proposal.

Smart Exercise

1.	Scan the QR Code.

Please keep the Voting Right Exercise Form handy.

Activate a camera on your smartphone or other device and scan the “QR Code to log in to the Voting Rights Exercise Website for Smartphones” printed on the enclosed Voting Right Exercise Form.

2.	Select a method of exercising voting rights.

3.	Indicate your vote for or against each proposal.

* By scanning the “QR Code to log in to the Voting Rights Exercise Website for Smartphones,” you can access the Voting Rights Exercise Website without entering the “code for the exercise of voting rights” and the “password.” You can exercise your voting rights only once with this method.

* To change your vote after exercising your voting rights, you need to scan the QR Code again and enter the “code for the exercise of voting rights” and the “password” printed on the Voting Right Exercise Form.

Follow the on-screen instructions to complete the exercise of your voting rights. Inquiries Stock Transfer Agency Web Support, Sumitomo Mitsui Trust Bank Dedicated line 0120-652-031 (hours of operation: 9:00 a.m. to 9:00 p.m.) For other inquiries 0120-782-031 (hours of operation: 9:00 a.m. to 5:00 p.m. on weekdays) Shareholders with accounts at securities firms cannot conduct procedures at Sumitomo Mitsui Trust Bank; please contact your securities firm with any inquiries.

The Company participates in the Voting Rights Exercise Platform for institutional investors operated by ICJ, Inc.

Reference Document for the Extraordinary General Meeting of Shareholders

Agenda No. 1: Approval of the Share Exchange Agreement between the Company and Resona Holdings

The Company resolved at its board of directors meeting held on November 10, 2020, to conduct a share exchange where Resona Holdings, Inc. (“Resona Holdings”) will be a wholly-owning parent company resulting from the share exchange and the Company will be a wholly-owned subsidiary resulting from the share exchange (the “Share Exchange”). Thereafter, both companies executed the Share Exchange Agreement (the “Share Exchange Agreement”) between them as of November 10, 2020.

Therefore, the Company will ask for approval for the Share Exchange Agreement. Upon approval of the proposal, the Share Exchange shall become effective as of April 1, 2021 and Resona Holdings shall become the wholly owning parent company of the Company. The Company shall become a wholly owned subsidiary of Resona Holdings and the shares of the common stock of the Company (the “Company Shares”) shall be delisted as of March 30, 2021.

The Share Exchange is conducted as a part of a series of transactions (the “Transaction”) whereby Resona Holdings will make the Company a wholly-owned subsidiary (“Making the Company a Wholly-Owned Subsidiary”).

Objectives of the Share Exchange, summary of the content of the Share Exchange Agreement, and other matters related to this agenda are as following.

1. Objectives of the Share Exchange

By thoroughly taking the position to emphasize on local customers, Resona Group (Resona Holdings constitutes Resona Group together with Resona Bank, Limited, 25 domestic consolidated subsidiaries including Saitama Resona Bank, Limited and the Company, three overseas consolidated subsidiaries, and five equity-method subsidiaries (as of September 30, 2020)) has been aiming to become a financial services group that is trusted by the local community and that can earn a reputation with shareholders and markets; at the same time, it has been striving to implement reforms to ensure further improvement of the group, and aiming to maximize its corporate value.

Under this basic management policy, Resona Group believed that, in the medium to long term, it was essential to aim for the “simultaneous pursuit of ‘contribution to a sustainable society’ and ‘sustainable growth of its own’.” To realize its aims, in May 2020, Resona Group developed and announced the Medium-term Management Plan, where the period now covered by the plan is through fiscal year 2022.

Under the Medium-term Management Plan described above, Resona Group is accelerating its efforts based on these strategies, and using its efforts to maximize corporate value, to become the “No. 1 retail” service group.

•	Basic policy

The basic policy is the “establishment of a resonance model.” With customers’ needs and social tasks as starting points, this model adapts to changing times and provides new value to customers through various “resonances,” nurtured by new ideas and broad connections, without being tied to the existing common ideas and frameworks in the banking industry. Each employee will set the resonance model as an axis for awareness and behavior, and will realize the Medium-term Management Plan.

•	Business area

On a medium to long term basis, Resona Group will evolve into a group that provides next generation retail services, and will realize reformation of the earnings structure, through “deep mining,” where traditional indirect financial businesses (trusts and commercial banks) will be thoroughly “differentiated,” and through “challenges” to new businesses addressed with new ideas, with an aim toward “escaping from banks.”

•	Re-building bases

To realize “deep-mining” and “challenges” in business, it is essential to break the high cost characteristics that exist within retail services, and to distribute management resources appropriately. Resona Group will rebuild its business model and management base and will strive to enhance the sales force and improve productivity, setting three driving forces, namely, “digital & data,” “design thinking,” and “openness” as axes.

•	Direction of capital policy

Resona Group will seek to optimize the balance of soundness, profitability, and shareholder returns, and will strive to enhance its corporate value.

Kansai Mirai Group (the Company constitutes Kansai Mirai Group together with Resona Holdings (which is the Company’s parent company), and fifteen consolidated subsidiaries) has established, as its most important mission, contributing to the further stimulation and vigorous growth of the economy of the Kansai region, which is centered on Osaka, Hyogo, and Shiga as the home markets. Also, as the regional financial group having the largest total assets on a consolidated basis at the end of March 2020 among the seven local financial group companies, which have local banks with head offices in Kansai at their core, the Company aims at creating a “New Retail Financial Services Model that is in Step with the Future of the Kansai Region,” and sets the following three points as its management objectives: “contributing to the growth and stimulation of the local communities,” “enhancing productivity and providing customers great convenience,” and “realizing profitability, efficiency and soundness appropriate for a leading financial volume in Japan.” As such, the Company focuses on building a trust relationship with customers that are not affected by economic environment and competitive environment, and it works on retail banking services mainly focusing on small and medium-sized enterprises and individual finance. Also, for the purpose of deepening the respective group companies’ strengths, including the relationship with customers and local communities that each of the group companies has fostered for many years, the Company merged Kansai Urban Banking Corporation and Kinki Osaka Bank, Ltd., which were its wholly-owned subsidiaries, in April 2019, to establish Kansai Mirai Bank, Ltd. This has led to the present organization.

Under the circumstances, based on the current capital relationship where Resona Holdings and the Company operate businesses independently as listed companies, there is a structural risk concerning a conflict of interest between Resona Holdings as the Company’s parent company and general shareholders of the Company as listed subsidiaries. Also, it is necessary to ensure the independence of the Company as a listed subsidiary. Mainly for the foregoing reasons, Resona Holdings acknowledged in late April 2020 that, when mutually using and redistributing the two companies’ respective management resources, it is difficult to take drastic measures, such as attempting to realize optimization entirely on a group basis, and that it is difficult to mutually use and re-distribute management resources promptly as necessary to exert the synergy that can be gained by being a member of Resona Group to the extent possible. As stated above, the future competitive environment surrounding the banking industry is expected to be even more severe. Thus, in the beginning of August 2020, Resona Holdings comprehensively considered these factors and acknowledged that, in order to enhance both companies’ corporate value in the business environment, it is essential to resolve any conflicts of interest and other issues by privatizing the Company and making it a wholly-owned subsidiary of Resona Holdings promptly, aggregating Resona Group’s management resources, and further enhancing the integrity of Kansai Mirai Group and Resona Holdings. It further acknowledged that the best measure to realize sustainable and further growth of Kansai Mirai Group is to further promote group synergy and respond to turbulent business environment changes flexibly and rapidly with the whole group having a sense of unity, by taking the measures stated below as well as propelling measures to realize group synergy, such as re-building the business base, optimizing the Kansai channel network, and accelerating the downsizing of the headquarters’ function in the entire Resona Group, after Making the Company a Wholly-Owned Subsidiary. Also, in the Kansai Region, which is Resona Group’s home market, economic activities are expected to further stimulate through, among other things, holding of the World Exposition in Osaka, Kansai in 2025. Thus, Resona Holdings acknowledged that Making the Company a Wholly-Owned Subsidiary will lead to further enhancement of Resona Group’s commitment to the Kansai Region, and further growth of the local economy.

<Major group synergy by Making the Company a Wholly-Owned Subsidiary>

•	Re-building business base

•

Under the current capital relationship where the Company maintains its listing when mutually utilizing the two companies’ respective management resources, due to concerns regarding conflicts of interest with general shareholders of Resona Group and the Company, it is difficult to take drastic measures, such as attempting to realize optimization entirely on a group basis, and it is difficult to introduce various measures with Resona Group promptly, therefore the possibility cannot be denied that the synergy generated as a result of the Company being part Resona Group is not exerted to the maximum extent.

•

This situation will be resolved after Making the Company a Wholly-Owned Subsidiary, and optimum redistribution of management resources will be possible throughout the entire Resona Group. Specifically, the Resona Group believes further cost reduction and enhancement of the sales force can be expected through re-building the business base, such as through re-building the aggregating system for efficient clerical procedures and reallocating the right human resources to the right place throughout the entire Resona Group.

•	Optimizing Kansai channel network

•

The Resona Group believes it is possible to realize cost reduction and enhancement of the sales force by optimizing the channel network in the Kansai area, utilizing various measures such as joint stores, improvement of customers’ convenience by extending channels available for use by integrating relevant services, and further reduction of store costs through promoting additional reformation of clerical work at stores, since the structural risk concerning a conflict of interest between Resona Group and of Kansai Mirai Group will be resolved.

•	Accelerating downsizing of headquarters’ function

•

Under the relationship in which both companies are listed, it is necessary to secure a system that enables the Company to continue its operation independently of Resona Holdings (which is the Company’s parent company); however, after Making the Company a Wholly-Owned Subsidiary, Resona Group’s head office and the Kansai Mirai Group’s head office will mainly operate the group integrally, and it will be possible to realize cost reduction by further downsizing the headquarters’ function through optimization of overlapping functions.

•	By downsizing the headquarters’ function, Resona Group will create human resources; concurrently, it will reallocate human resources within the Kansai Mirai Group and increase contact with customers.

Since the Company became a member of Resona Group in April 2018, it has cooperated with Resona Holdings in relation to their business operations, including the introduction of various financial instruments/services owned by Resona Holdings, utilization of trusts/real estate functions, and integration of clerical work systems to improve business efficiency. In addition, based on “the Second Medium-Term Management Plan, Change Gears for ‘Kansai’,” where the period covered by the plan is from the fiscal year ending in March 2021 to the fiscal year ending in March 2023, developed in May 2020, it has been focusing on asset formation, business development, and transfer support as strategic business, and at the same time, has been striving to realize improvement of productivity through channel reformation, reformation/digitalization of business, and reformation of human resources. Concurrently, as a listed company, the Company has been respecting the interests of general shareholders and striving to ensure its independence. Thus, the Company has acknowledged that, under the current capital relationship where the Company maintains its listing when mutually utilizing the two companies’ respective management resources, due to concerns regarding conflicts of interest with general shareholders of Resona Group and the Company, it is difficult to take drastic measures, such as attempting to realize optimization entirely on a group basis, and it is difficult to introduce various measures with Resona Group promptly, so that the possibility cannot be denied that the synergy generated as a result of the Company being part of the Resona Group is not exerted to the maximum extent.

In addition to prolonged negative interest rates, alliances or integration with banks, and participation in the financial business by other industry players, COVID-19 is not expected to just have a temporary effect, but also a significant and long-term effect on the actual economy; thus, the business environment is becoming much harsher. In particular, banks that directly compete with Resona Holdings and the Company are implementing various measures to raise their profitability, such as integrating with other banks, or allying with other industries; thus, competition among banks is expected to be protracted. In addition, since the creation of a system for funds transfer services, money transfer services that do not go through banks are expanding, both in the number of transfer transactions and the amount transferred. In June 2020, the “Bill to Partly Amend Acts, etc., Regarding Sales, etc., of Financial Instruments to Improve the Convenience of, and to Protect, Financial Service Users” was established and promulgated, amending the Payment Services Act, among other laws, and types of businesses that can transfer large amount of funds (more than one million yen) were created (type 1 funds transfer service provider). As such, competition with industries other than banks is expected to be harsh in the future. To improve the ability to respond to such business environment, the Company arrived at the idea that it is necessary to strive to resolve the following important management tasks, and to accelerate the implementation speed: (i) building strong management conditions by further enhancing business efficiency and controlling expenses; (ii) improving the ability to receive consideration for financial services from sources other than interest (earnings power of services); and (iii) maintaining and developing a capital base to support the local economy.

Under the circumstances, in response to the initial proposal regarding Making the Company a Wholly-Owned Subsidiary, which the Company received from Resona Holdings in late August 2020, the Company developed a system for consideration/discussion/negotiation for Making the Company a Wholly-Owned Subsidiary as stated in (c) “Background to Deciding the Conditions for the Share Exchange” (3) “Matters to have been considered in order not to harm the interest of the shareholders of the Company”, and carefully discussed and considered Making the Company a Wholly-Owned Subsidiary.

Then, in order for general shareholders of the Company to enjoy the results of further enhancement of the corporate value of Resona Holdings and the Company, which will be achieved by steadily implementing measures to realize group synergy, such as re-building the business base, optimizing the Kansai channel network, and accelerating the downsizing of the headquarters’ function in the entire Resona Group after the Transaction and various business strategies , Resona Holdings made an official proposal to the Company on October 5, 2020 as follows: (A) to conduct a share exchange where Resona Holdings will be a wholly-owning parent company resulting from the share exchange and the Company will be a wholly-owned subsidiary resulting from the share exchange, whereby Resona Holdings will make the Company a wholly-owned subsidiary; and (B) to conduct a tender offer aiming to acquire the Company Shares, at least partly in cash prior to the share exchange from the viewpoint of restraining dilution of earnings per share (EPS) of Resona Holdings, etc.

After the proposal as stated above, as a result of discussions with Resona Holdings and careful consideration regarding the Transaction, on November 10, 2020, the Company also reached the conclusion that by becoming a wholly-owned subsidiary of Resona Holdings, it is expected to create a synergy and contribute to the improvement of the corporate value of the Company. The Company believes that after Making the Company a Wholly-Owned Subsidiary, by becoming a wholly-owned subsidiary of Resona Holdings, it is possible to avoid conflicts of interest between Resona Group and general shareholders of the Company and restrictions on ensuring the independence, and promote business cooperation between the two companies more closely, in addition to more efficient mutual utilization of management resources. By promptly putting various strategies into practice, it may contribute to mid- and long-term improvement of the corporate value of Resona Group, including the Company.

The Company intends to discuss and implement the following matters as a specific synergy:

•	Further realization of cost synergy

•	Optimizing channel network: Further optimization of the Company’s channel network, utilizing joint stores (bank-in-bank model) mainly in Osaka, of Resona Group and Kansai Mirai Group.

•	Downsizing headquarters’ function: Integrating and downsizing the headquarters’ function for which integrated operation with Resona Group is possible and with a high efficiency effect.

•	Re-building business base: Re-building an efficient system to aggregate clerical work within the entire Resona Group including the Company, and re-allocating human resources.

•	Improvement of customer convenience and services by strengthening the unity with Resona Group

•

Integral development of group solution function: Strengthening business support for customers through integral development of trust and real property functions, international business operations, and functions of affiliated companies of Resona Group.

•

Enhancing business opportunities utilizing group customer base and information: Business matching through sophistication of joint use of customer information, more enhanced information provision of M&A information and others, and making proposals.

•

Accelerating introduction of sophisticated instruments and services: Joint development of sophisticated instruments and services that are difficult to develop by the Company alone, such as cashless payment services and nonface-to-face services utilizing Resona Holdings’ system infrastructure, by mutual utilization of management resources with Resona Holdings and accelerating the introduction of such instruments and services at the same speed as Resona Holdings.

•

Further improving clerical quality and service level: Realizing more advanced clerical quality and service level by jointly working on human development with Resona Group, not by the Company alone, and promoting differentiation from competitors.

•	Preparation of a complementary system for a capital base by completely being affiliated with Resona Group, which is larger than Kansai Mirai Group

As a result of discussions and negotiations as stated above, Resona Holdings and the Company determined that by Making the Company a Wholly-Owned Subsidiary, the improvement of the corporate value of both companies would be equal to or more than when the relationship of the parent-subsidiary listing was maintained, such as through further group synergy that would be exerted by aggregating Resona Group’s management resources and further enhancement of the integrity of Resona Holdings and the Company.

After Making the Company a Wholly-Owned Subsidiary, Resona Holdings and the Company will accelerate cooperation within the Resona Group including the Company, and it will make the decision-making process faster, promote operational efficiency, and raise the probability of growth of Resona Group including the Company.

There is no plan for a reorganization concerning the Company as of today, and no plan to change the composition of officers as of today (as of today four directors of the Company (other than the director who is an Audit and Supervisory Committee member, of which, two are outside directors) and one director who is an Audit and Supervisory Committee member had been officers or employees of Resona Holdings and/or Resona Group other than Kansai Mirai Group). Resona Holdings and the Company agreed to maintain the current system, which is centered on the Company as an intermediate holding company; and after discussing with each other the specific future operations, both companies intend to strive to build an optimum system for further enhancement of the management base, for the following purposes: to gain support from the local community/economy by focusing on the Kansai region that is the respective base for Kansai Mirai Bank, Limited and the Minato Bank, Ltd., which are within the Kansai Mirai Group, and maintain a close relationship with such region; and to continue to seek potential as a platform for reorganization of local banks in Kansai Region.

2. Summary of the Content of the Share Exchange Agreement

The summary of the content of the Share Exchange Agreement is as follows. The content of Exhibits 1 to 14 is as provided in the “Share Exchange Agreement (copy)” on the pages from 1 through 38 of the “Reference Documents for the Extraordinary General Meeting of Shareholders <Separate Volume>“”

Share Exchange Agreement (copy)

This Share Exchange Agreement (this “Agreement”) is made and entered into by and between Resona Holdings, Inc. (Address: 1-5-65, Kiba, Koto-ku, Tokyo; hereinafter, “Resona Holdings”) and Kansai Financial Group, Inc. (Address: 2-2-1 Bingomachi, Chuo-ku, Osaka; hereinafter, “Kansai Mirai Financial Group” as follows:

Article 1 Share Exchange

Kansai Mirai Financial Group shall effect a share exchange where Resona Holdings is designated as a wholly-owning parent company resulting from the share exchange and Kansai Mirai Financial Group is designated as a wholly-owned subsidiary resulting from the share exchange (the “Share Exchange”) and Resona Holdings shall acquire all of Kansai Mirai Financial Group’s issued shares through the Share Exchange.

Article 2 Shares to be Delivered upon the Share Exchange and Their Allocation

1.

In the Share Exchange, Resona Holdings shall deliver to the shareholders of Kansai Mirai Financial Group (excluding Resona Holdings; hereinafter the same shall apply), in lieu of the shares of common stock of Kansai Mirai Financial Group held thereby, the number of the shares of common stock of Resona Holdings calculated based on the total of the shares of common stock of Kansai Mirai Financial Group owned by Kansai Mirai Financial Group’s shareholders who are stated or recorded in the Kansai Mirai Financial Group’s shareholder register as of the time immediately before the Share Exchange takes effect (the “Record Time”) multiplied by 1.42 (however, any fractions less than one share shall be rounded down).

2.

In the Share Exchange, Resona Holdings shall allocate to Kansai Mirai Financial Group’s shareholders who are stated or recorded in the Kansai Mirai Financial Group’s shareholder register as of the Record Time 1.42 shares of Resona Holdings specified in Paragraph 1 for one share of the Kansai Mirai Financial Group Shares owned by them.

3.

If the number of shares of common stock of Resona Holdings to be allocated to Kansai Mirai Financial Group’s shareholders contains fractions less than one share, Kansai Mirai Financial Group shall treat this pursuant to Article 234 of the Companies Act.

Article 3 Handling of Share Options

1.

In the Share Exchange, Resona Holdings shall deliver to the holders of each share option, respectively, listed in Column 1 in rows (i) through (vi) of the table below, who are stated or recorded in Kansai Mirai Financial Group’s share option register as of the Record Time, in lieu of each share option of Kansai Mirai Financial Group owned thereby, the share options of Resona Holdings listed in Column 2 whose number is the same as the number of such share options owned by the holders of each share option, stated or recorded in Kansai Mirai Financial Group’s share option register as of the Record Time.

	Column 1		Column 2
	Name	Outline	Name	Outline
(i)	Series 1 Share Options of Kansai Mirai Financial Group, Inc.	As specified in Attachment 1	Series 1 Share Options of Resona Holdings, Inc.	As specified in Attachment 2

(ii)	Series 2 Share Options of Kansai Mirai Financial Group, Inc.	As specified in Attachment 3	Series 2 Share Options of Resona Holdings, Inc.	As specified in Attachment 4

(iii)	Series 3 Share Options of Kansai Mirai Financial Group, Inc.	As specified in Attachment 5	Series 3 Share Options of Resona Holdings, Inc.	As specified in Attachment 6

(iv)	Series 4 Share Options of Kansai Mirai Financial Group, Inc.	As specified in Attachment 7	Series 4 Share Options of Resona Holdings, Inc.	As specified in Attachment 8

(v)	Series 5 Share Options of Kansai Mirai Financial Group, Inc.	As specified in Attachment 9	Series 5 Share Options of Resona Holdings, Inc.	As specified in Attachment 10

(vi)	Series 6 Share Options of Kansai Mirai Financial Group, Inc.	As specified in Attachment 11	Series 6 Share Options of Resona Holdings, Inc.	As specified in Attachment 12

2.

In the Share Exchange, Resona Holdings shall, respectively, allocate to the holders of each share option of Kansai Mirai Financial Group listed in Column 1 in rows (i) through (vi) of the table specified in the preceding paragraph, stated or recorded in the Kansai Mirai Financial Group’s share option register as of the Record Time, each share option of Resona Holdings listed in Colum 2 at the ratio of one share option of Kansai Mirai Financial Group owned by them to one share option of Resona Holdings.

Article 4 Amount of Stated Capital and Capital Reserve to be Increased by the Share Exchange

The amount of stated capital and capital reserve of Resona Holdings to be increased by the Share Exchange shall be as follows:

a)	Amount of stated capital

0 yen

b)	Amount of capital reserve

The amount to be prescribed by Resona Holdings pursuant to Article 39 of the Regulation on Corporate Accounting (Ministry of Justice Order No. 13 of 2006, as amended)

c)	Amount of retained earnings

0 yen

Article 5 The Share Exchange Taking Effect

The day on which the Share Exchange becomes effective (the “Effective Date”) shall be April 1, 2021. However, the above scheduled date may be changed upon the mutual agreement of Resona Holdings and Kansai Mirai Financial Group, if it is necessary to do so for procedural needs regarding the Share Exchange or otherwise.

Article 6 Approval of the Share Exchange Agreement at Shareholders Meeting

1.

Kansai Mirai Financial Group shall convene an extraordinary shareholders meeting on December 25, 2020, or a day to be agreed upon by Resona Holdings and Kansai Mirai Financial Group as the record date for the exercise of voting rights (the “Extraordinary Shareholders Meeting of Kansai Mirai Financial Group”), and seek a resolution to approve the Share Exchange Agreement, to amend the articles of incorporation as stipulated in article 10, and to handle other matters to be agreed upon by Resona Holdings and Kansai Mirai Financial Group. However, this convocation date may be changed upon agreement by Resona Holdings and Kansai Mirai Financial Group as necessary.

2.

Resona Holdings shall conduct the Share Exchange without obtaining the approval by resolution of its shareholders meeting for the Share Exchange Agreement pursuant to Article 796, paragraph 2 of the Companies Act. However, if it is necessary to obtain the approval of the shareholders meeting for the Share Exchange Agreement pursuant to paragraph 3 of that article (the “Extraordinary Shareholders Meeting of Resona Holdings”), Resona Holdings shall seek the approval of its shareholders meeting by the day prior to the Effective Date (inclusive).

Article 7 Management of Company Assets

Resona Holdings and Kansai Mirai Financial Group shall execute their respective business, and manage and operate their respective assets with the care of a good manager from the execution date of the Share Exchange Agreement (inclusive) until the day prior to the Effective Date (inclusive). Regarding any acts other than those acts contemplated by the Share Exchange, the tender offer (the “Tender Offer”) and each other transaction announced in the “Notice Regarding the Execution of the Share Exchange Agreement (Simplified Share Exchange) for Resona Holdings, Inc. to Make Kansai Mirai Financial Group, Inc. a Wholly-Owned Subsidiary” and “Notice Regarding Commencement of Tender Offer for Shares of Kansai Mirai Financial Group, Inc. (Securities Code: 7321)” dated November 11, 2020 (collectively, the “Press Releases”) that may materially affect their assets or rights and obligations, Resona Holdings and Kansai Mirai Financial Group shall conduct them upon prior mutual consultation and agreement in advance.

Article 8 Restriction on Distribution of Surplus and Acquisition of Treasury Shares

1.	Resona Holdings shall be entitled to distribute surplus in cash in the amount up to 24.2 billion yen in total as of March 31, 2021, as the record date.

2.

Kansai Mirai Financial Group shall be entitled to distribute surplus in cash in the amount up to 3.8 billion yen in total as of March 31, 2021, as the record date, and Resona Holdings shall exercise its voting rights as necessary.

3.

Except for those provisions set forth in the preceding paragraph, Resona Holdings and Kansai Mirai Financial Group shall not distribute surplus as of any day as the record date, from the execution date of the Share Exchange Agreement (inclusive) until the day prior to the Effective Date (inclusive); and they shall not acquire treasury shares on any day as the acquisition date from the execution date of the Share Exchange Agreement (inclusive) until the day prior to the Effective Date (inclusive) (however, other than acquisition of treasury shares upon a purchase request of shares less than one unit as provided in Article 192, paragraph 1 of the Companies Act and acquisition of treasury shares upon a share purchase request by dissenting shareholders to be exercised in the Share Exchange pursuant to Article 785, paragraph 1 of the Companies Act).

Article 9 Treatment of Treasury Shares

Kansai Mirai Financial Group shall cancel all of the treasury shares held by it as of the time immediately before Resona Holdings acquires all of the issued shares of Kansai Mirai Financial Group through the Share Exchange (including the treasury shares to be acquired by it upon a share purchase request by dissenting shareholders to be exercised in the Share Exchange pursuant to Article 785, paragraph 1 of the Companies Act), by a resolution of a board of directors meeting to be held by the day prior to the Effective Date (inclusive).

Article 10 Amendment of the Articles of Incorporation

Kansai Mirai Financial Group shall seek a resolution at the Extraordinary Shareholders Meeting of Kansai Mirai Financial Group to amend the articles of incorporation to delete the provisions of its articles of incorporation regarding the record date for the annual shareholders meeting as of March 30, 2021, or the day to be agreed by Resona Holdings and Kansai Mirai Financial Group on condition that the Share Exchange Agreement remains effective.

Article 11 Grant of Voting Rights to the Kansai Mirai Financial Group’s Shareholders

Resona Holdings shall, by the Effective Date, resolve at its board of directors meeting to grant its voting rights to be exercised at its annual shareholders meeting to be held in June 2021 to Kansai Mirai Financial Group’s shareholders to whom shares of common stock of Resona Holdings will be allocated and delivered upon the Share Exchange, on the condition that the amendment of the articles of incorporation stated in article 10 will take effect, and the Share Exchange will take effect.

Article 12 Representations and Warranties

1.

Resona Holdings represents and warrants to Kansai Mirai Financial Group that, from the execution date of the Share Exchange Agreement (inclusive) until the day prior to the Effective Date (inclusive) (however, regarding the matters for which the time is specified individually, at such time), the matters specified in Attachment 13 are true and accurate in all material respects.

Kansai

Mirai Financial Group represents and warrants to Resona Holdings that, from the execution date of the Share Exchange Agreement (inclusive) until the day prior to the Effective Date (inclusive), the matters specified in Attachment 14 are true and accurate in all material respects.

2.

In the event that any damage, loss or expense is incurred by any of the other parties to the Share Exchange Agreement arising out of or in connection with any of the representations and warranties specified in the preceding section being false or inaccurate, Resona Holdings and Kansai Mirai Financial Group are each obliged to provide compensation for such damage, etc.

Article 13 Changes in the Share Exchange and Termination of the Share Exchange Agreement

If an event occurs that is reasonably likely to materially affect financial conditions, business results, cash flow, business or rights and obligations of either Resona Holdings or Kansai Mirai Financial Group from the execution date of the Share Exchange Agreement (inclusive) until the day prior to the Effective Date (inclusive), and an event occurs or is found that will materially affect the implementation of the Share Exchange or any terms and conditions of the Share Exchange or that will make it difficult to achieve the purpose of the Share Exchange Agreement, either Resona Holdings or Kansai Mirai Financial Group shall be entitled to terminate the Share Exchange Agreement upon mutual consultation or change the terms and conditions of the Share Exchange upon mutual consultation and agreement.

Article 14 Validity of the Share Exchange Agreement

The Share Exchange Agreement shall cease to be valid if the Share Exchange Agreement is terminated pursuant to the preceding article; either Resona Holdings or Kansai Mirai Financial Group fails to obtain approval for the Share Exchange Agreement at the Extraordinary Shareholders Meeting of Kansai Mirai Financial Group or the Extraordinary Shareholders Meeting of Resona Holdings by the date prior to the Effective Date (inclusive) (in the case of the Extraordinary Shareholders Meeting of Resona Holdings, only when the approval by resolution of a shareholders meeting of Resona Holdings is required for the Share Exchange Agreement pursuant to Article 796, paragraph 3 of the Companies Act); all or some of the proposals submitted by either Resona Holdings or Kansai Mirai Financial Group to the Extraordinary Shareholders Meeting of Kansai Mirai Financial Group and the Extraordinary Shareholders Meeting of Resona Holdings by the date prior to the Effective Date (inclusive) are not approved (in the case of Resona Holdings, only when the approval by resolution of a shareholders meeting of Resona Holdings is required for the Share Exchange Agreement pursuant to Article 796, paragraph 3 of the Companies Act); the Tender Offer is successfully completed in the manner stated in the Press Releases and all entry or recording of its payment and book-entry transfer are not completed by the date prior to the Effective Date (inclusive); or approval of relevant government offices (including, without limitation, the registration filed with relevant government offices taking effect) as prescribed by domestic and foreign laws and regulations regarding the Share Exchange has not been obtained by the date prior to the Effective Date (inclusive).

Article 15 Modification

This Agreement may only be amended by a writing by Resona Holdings and Kansai Mirai Financial Group or the way to be agreed by Resona Holdings and Kansai Mirai Financial Group.

Article 16 Matters for Consultation

Any matters not set forth in this Agreement and other matters necessary for the Share Exchange shall be determined upon consultation and agreement between Resona Holdings and Kansai Mirai Financial Group.

IN WITNESS WHEREOF, this Agreement is prepared in duplicate, with Resona Holdings and Kansai Mirai Financial Group affixing their names and seals hereunto, and retaining one (1) copy each.

November 10, 2020

Resona Holdings:

Resona Holdings, Inc.

5-65, Kiba 1-Chome, Koto-ku, Tokyo

Masahiro Minami, President and Representative Executive Officer (seal)

Kansai Mirai Financial Group:

Kansai Mirai Financial Group, Inc.

2-1, Bingomachi 2 chome, Chuo-ku, Osaka

Tetsuya Kan, Representative Director and Executive President (seal)

3.	Matters related to the Appropriateness of the Consideration for the Share Exchange

(1)	Matters related to the Appropriateness of the Total Consideration for the Share Exchange

(a)	Details of Allocation in Relation to the Share Exchange

	Resona Holdings (wholly-owning parent company resulting from the share exchange)	the Company (wholly-owned subsidiary resulting from the share exchange)
Allocation ratio in the Share Exchange (Note 1)	1.42	1

Number of shares to be delivered through the Share Exchange	Common stock of Resona Holdings: 209,198,802 shares (scheduled) (Note 2)

(Note 1)	Allocation Ratio of Shares

1.42 share(s) of the Resona Holdings Shares will be allocated and delivered for one share of the Company Shares (the share exchange ratio in the Share Exchange is hereinafter referred to as the “Share Exchange Ratio”). The Share Exchange Ratio is subject to change upon mutual consultation and agreement of both companies, if an event occurs that is reasonably likely to materially affect financial conditions, business results, cash flow, business or rights and obligations of either Resona Holdings or the Company from the execution date of the Share Exchange Agreement until the day prior to the day on which the Share Exchange becomes effective (the “Effective Date”) (inclusive), and an event occurs or is found that will materially affect the implementation of the Share Exchange or any terms and conditions of the Share Exchange or that will make it difficult to achieve the purpose of the Share Exchange Agreement.

(Note 2)	Number of shares to be delivered upon the Share Exchange

In the Share Exchange, Resona Holdings intends to allocate and deliver to the shareholders of the Company (excluding Resona Holdings) as of the time immediately before Resona Holdingsacquires all of the issued shares of the Company (excluding the shares held by Resona Holdings) through the Share Exchange (the “Record Time”) the number of Resona Holdings Shares calculated based on the Share Exchange Ratio instead of the Company Shares held by them; and in doing so, Resona Holdings intends to use the Resona Holdings Shares to be newly issued.

The Company intends to cancel all of the treasury shares held by it as of the Record Time (including the treasury shares to be acquired by it upon a share purchase request by dissenting shareholders to be exercised in the Share Exchange pursuant to Article 785, paragraph 1 of the Companies Act), by a resolution of a board of directors meeting to be held by the day preceding the Effective Date; therefore, the treasury shares (390,470 shares) relating to the Company Shares owned by the Company as of September 30, 2020, stated in the “Second Quarter (Interim Period) Summary of the Financial Statement for the Period Ending March 2021 Japan Standard (Consolidated)” (the “Second Quarter Summary of Financial Statements”), are excluded from the subjects to which Resona Holdings Shares will be delivered upon the Share Exchange in calculation of the number of shares to be delivered upon the Share Exchange above. In addition to the 390,470 treasury shares mentioned above, there are 100 other shares that are owned in the name of Kansai Mirai Bank, which are limited on the shareholder register but which are not substantially owned.

The total number of Resona Holdings Shares to be allocated and delivered in the Share Exchange may be revised in the future for reasons such as exercise of the series 1 to 6 share options of the Company (the “Share Options), and the Company’s acquisition of the treasury shares.

(Note 3)	Treatment of Shares Less Than One Unit

The Company shareholders who are to hold less than one unit (100 shares) of the Resona Holdings Shares as a result of the Share Exchange cannot sell their shares less than one unit on the Tokyo Stock Exchange or other financial instruments exchanges. The shareholders who are to be allotted such shares less than one unit can request that Resona Holdings purchase the shares less than one unit held by them pursuant to Article 192, paragraph 1 of the Companies Act, and can request that Resona Holdings additionally sell the number of Resona Holdings Shares to constitute one unit, together with the shares less than one unit held by them pursuant to Article 194, paragraph 1 of the Companies Act and the articles of incorporation of Resona Holdings.

(Note 4)	Treatment of Fractions Less Than One Share

Upon the Share Exchange, if Resona Holdings Shares to be delivered to the Company’s shareholders contain fractions of less than one share of the Resona Holdings Shares, Resona Holdings will treat them pursuant to Article 234 of the Companies Act. As of November 11, 2020, if Resona Holdings Shares to be allocated to the Company’s shareholders contains fractions of less than one share, Resona Holdings intends to (i) sell in the market the number of Resona Holding Shares equivalent to the total number of fractions, in accordance with Article 234, paragraph 2 of the Companies Act and Article 50, item 1 of the Ordinance for Enforcement of the Companies Act, and allocate to the right holders of fractions a cash amount calculated by multiplying the sales price in such sales by fractions held by the right holders of fractions, or (ii) acquire the number of Resona Holding Shares equivalent to the total number of fractions, in accordance with Article 234, paragraph 2 and paragraph 4 of the Companies Act and Article 50, item 2 of the Ordinance for Enforcement of the Companies Act, as its treasury shares, and allocate to the right holders of fractions a cash amount calculated by multiplying the closing price of Resona Holdings Shares as of the date of such acquisition of the treasury shares by fractions held by the right holders of fractions.

(b)	Grounds for Details of Allocation in the Share Exchange

(i)	Grounds and Reasons for Details of Allocation

Resona Holdings and the Company decided to individually ask a third-party valuation institution independent of both companies and Sumitomo Mitsui Banking Corporation (“SMBC”), which is a shareholder of the Company and agreed with Resona Holdings to implement the tender (the “Tendering Shareholder”) to calculate the Share Exchange Ratio, with the aim of ensuring fairness and appropriateness in calculation of the share allocation ratio used in the Share Exchange, which is stated in (a) “Details of Allocation in Relation to the Share Exchange” above. Resona Holdings selected BofA Securities Japan Co., Ltd. (“BofA Securities”) as its third-party valuation institution, and the Company selected Nomura Securities Co., Ltd. (“Nomura Securities”) as its third-party valuation institution. In addition, Resona Holdings selected Nishimura & Asahi as its legal advisor independent of both companies and SMBC (which is the Tendering Shareholder), and the Company selected Kitahama Partners as its legal advisor independent of both companies and SMBC (which is the Tendering Shareholder). Furthermore, a special committee which the Company established to avoid conflict of interests (the “Special Committee”) selected Frontier Management Inc. (“Frontier Management”) as its own third-party valuation institution independent of both companies and SMBC (which is the Tendering Shareholder), to ensure fairness of the transaction terms for the Transaction.

As stated in (3) “Matters to have been considered in order not to harm the interest of the shareholders of the Company”, (a) “Measures to Ensure Fairness” below, based on the results of calculation of the share exchange ratio stated in the analysis report (the “Share Exchange Ratio Analysis Report (BofA Securities)”)) as of November 10, 2020, that was received from BofA Securities as its third-party valuation institution, and the details of a written opinion in which the Share Exchange Ratio is fair for Resona Holdings from the financial point of view (the “Fairness Opinion (BofA Securities)”) as of the same date, that was received from BofA, advice from Nishimura & Asahi as its legal advisor, the results of due diligence conducted by Resona Holdings on the Company, and so on, Resona Holdings carefully and repeatedly held discussions and conducted analyses, taking into account various factors such as the following: both companies’ financial conditions; trends in business results; share price trends; and standards of premiums granted to share exchange ratios decided in past cases of a share exchange between a domestic listed company and its parent company. Consequently, Resona Holdings determined that the Share Exchange Ratio was appropriate and would contribute to the interest of its shareholders. Therefore, Resona Holdings determined that it would be appropriate to conduct the Share Exchange.

As stated in (3) “Matters to have been considered in order not to harm the interest of the shareholders of the Company”, (a) “Measures to Ensure Fairness” and (b) “Measures to Avoid Conflicts of Interest” below, in order to ensure fairness of the consideration for the Share Exchange and other fairness in the Share Exchange, the Company took into consideration the details of the following: a share exchange ratio analysis report (the “Share Exchange Ratio Analysis Report (Nomura Securities)”) dated November 9, 2020, received from Nomura Securities as its third-party valuation institution; a share exchange ratio analysis report (the “Share Exchange Ratio Analysis Report (Frontier Management)”) and a written opinion regarding the fairness of the Share Exchange Ratio (the “Fairness Opinion (Frontier Management)”) dated November 9, 2020, of Frontier Management as the Special Committee’s own third-party valuation institution received through the Special Committee; advice from Kitahama Partners as its legal advisor; the results of the due diligence that it conducted on Resona Holdings; and

a written report (the “Written Report”), received from the Special Committee consisting of members who have no interest with Resona Holdings, controlling shareholder of the Company. In doing so, the Company held multiple discussions with Resona Holdings on the terms and conditions of the Share Exchange, including the Share Exchange Ratio, and it carefully discussed and considered conducting the Share Exchange at the Share Exchange Ratio. Thereafter, the Company determined that the Share Exchange Ratio is adequate, and the Company’s shareholders can enjoy future Resona Holdings’ growth by becoming Resona Holdings’ shareholders, and that implementing the Share Exchange with the Share Exchange Ratio is adequate for the following reasons.

•

The Share Exchange Ratio is above the upper limit of the range calculated by the average share price analysis and the comparable company analysis in the Share Exchange Ratio Analysis Report (Nomura Securities); furthermore, it is above the central value of the range calculated by the dividend discount model method (the “DDM Method”) in that report. Also, The Share Exchange Ratio is above the upper limit of the range calculated by the average share price analysis and the comparable company analysis in the Share Exchange Ratio Analysis Report (Frontier Management); furthermore, it is above the central value of the range calculated by the DDM Method in that report.

•

The Special Committee received the Fairness Opinion (Frontier Management) from Frontier Management that states that the Share Exchange Ratio is fair for the general shareholders of the Company from a financial point of view.

•

By becoming a wholly-owned subsidiary of Resona Holdings, it would be possible to avoid conflicts of interest between Resona Group and the general shareholders of the Company as well as restrictions on ensuring independence, and to promote business cooperation between the two companies more closely, in addition to more efficient mutual utilization of management resources. By promptly putting various strategies into practice, it may contribute to mid and long-term improvement of the Company.

As a result of repeated negotiations and discussions between Resona Holdings and the Company based on their respective analyses stated above, they determined that conducting the Share Exchange at the Share Exchange Ratio was appropriate and would contribute to the interest of their respective shareholders. Therefore, on November 10, 2020, Resona Holdings and the Company executed the Share Exchange Agreement to conduct the Share Exchange at the Share Exchange Ratio, based on resolutions of their respective boards of directors held on the same date.

The value of the consideration per share of the Company Shares in the Share Exchange (in accordance with the Share Exchange Ratio, equivalent to 1.42 shares of Resona Holdings Shares) is 500.8127 yen calculated based on the simple average of the closing price (352.685 yen) for the past one-month period up to November 9, 2020, which is the business day immediately before the announcement date of the Transaction, and is 0.8127 yen higher than the purchase price of one share of the Company Shares (500 yen) (the “Tender Offer Price”) in a tender offer (the “Tender Offer”) which Resona Holdings conducted before the Share Exchange as a part of the Transaction. In addition, it is equivalent to the amount including a premium of 23.66% on the closing price of 405 yen on November 9, 2020, which is the business day immediately before the announcement date of the Transaction; it is equivalent to the amount including a premium of 21.85% on the simple average of the closing price of 411 yen for the past one month period up to November 9, 2020; it is equivalent to the amount including a premium of 15.39 % on the simple average of the closing price of 434 yen for the past three-month period up to November 9, 2020; and it is equivalent to the amount including a premium of 20.10 % on the simple average of the closing price of 417 yen for the past six-month period up to November 9, 2020.

Please note that the Share Exchange Ratio may be changed upon discussions and agreement between both companies if an event occurs that is reasonably likely to materially affect financial conditions, business results, cash flow, business or rights and obligations of either Resona Holdings or the Company from the execution date of the Share Exchange Agreement until the day prior to the Effective Date (inclusive), and an event occurs or is found that will materially affect the implementation of the Share Exchange or any terms and conditions of the Share Exchange or that will make it difficult to achieve the purpose of the Share Exchange Agreement.

(ii)	Matters Concerning Calculation

(A)	Name of Valuation Institution and its Relationship with Resona Holdings and the Company

None of BofA Securities acting as a third-party valuation institution to Resona Holdings, Nomura Securities acting as a third party valuation institution to the Company, or Frontier Management acting as the Special Committee’s own third-party valuation institution fall under the related parties of Resona Holdings, the Company, or SMBC (which is the Tendering Shareholder), or has any significant interest in the Share Exchange.

(B)	Outline of Valuation

In order to ensure the fairness in calculating the Share Exchange Ratios, Resona Holdings appointed BofA Securities as a third-party valuation institution and requested BofA Securities to conduct the calculation and analysis of the Share Exchange Ratio.

The Company appointed Nomura Securities as a third-party valuation institution and requested Nomura Securities to conduct the calculation and analysis of the Share Exchange Ratio. Also, the Special Committee appointed Frontier Management as a third-party valuation institution and requested Frontier Management to conduct the calculation and analysis of the Share Exchange Ratio.

a)	Outline of Calculation and Fairness Opinion by BofA Securities

BofA Securities conducted, with respect to both of Resona Holdings and the Company, (i) a market price analysis, as the shares of both of Resona Holdings and the Company are listed on the First Section of the Tokyo Stock Exchange and there exist market prices of both of such companies, (ii) a comparable company analysis, as there are listed companies that are comparable to each of such companies and it was possible to draw analogies with the market valuations of comparable companies; and in addition, (ii) an analysis based on the DDM Method (DDM analysis) by which share values are evaluated by setting the level of capital required for each company to operate its respective businesses in a stable manner and then discounting the portion of the capital exceeding such level to the present value of the cost of capital as profit attributable to shareholders, for the purpose of reflecting the future business activities in the calculation of share values, and then conducted an analysis of the Share Exchange Ratio, comprehensively taking into account the results of the foregoing analyses. BofA Securities submitted the Share Exchange Ratio Analysis Report (BofA Securities) as of November 10, 2020, to the board of directors of Resona Holdings, under the preconditions described below as well as certain other conditions. Further, upon request from the board of directors of Resona Holdings, BofA Securities delivered to the board of directors of Resona Holdings the Fairness Opinion (BofA Securities) as of November 10, 2020, under the preconditions described below as well as certain other conditions.

In the market price analysis, with November 9, 2020 as the reference date for calculation, the ranges for the Share Exchange Ratio were evaluated based on the maximum/minimum ratio of the market prices to the closing prices of common stock of both companies on the First Section of the Tokyo Stock Exchange on the reference date for calculation, as well as the simple average closing prices for a one (1) month, three (3) month, and six (6) month period, respectively, starting from the reference date for calculation.

In the comparable company analysis, the share values of Resona Holdings and the Company were evaluated through a comparison of the ratio of net profit to total market value and the ratio of net profit to book value of net assets by selecting multiple listed companies engaged in relatively (not completely) similar businesses as those of such companies for the purpose of analysis.

Further, in the DDM analysis, the share values were evaluated, in order to reflect the status of the future business activities in the evaluation, by discounting to the present value using capital cost, the future cash flows for the periods from the fiscal year ending March 31, 2022 onward that belong to shareholders, after taking into account necessary internal reserves, etc. to maintain a certain capital structure, based on the financial forecasts for both companies for the periods from the fiscal year ending March 31, 2022 to the fiscal year ending March 31, 2026, which were provided to BofA Securities for the purpose of calculation and analyses, under the preconditions described below as well as certain other conditions. Please note that the financial forecasts for the Company provided to BofA Securities consist of (i) the stand-alone basis financial forecasts (without taking into consideration any impact of becoming a wholly-owned subsidiary) which were prepared by the Company and then adjusted by Resona Holdings; and (ii) the financial forecasts which were provided to BofA Securities by Resona Holdings after taking into consideration such impact as determined by Resona Holdings. On the other hand, the financial forecasts for Resona Holdings is the stand-alone basis financial forecasts (without taking into consideration any impact of becoming a wholly-owned subsidiary) which were provided to BofA Securities by Resona Holdings. The foregoing financial forecasts for Resona Holdings do not anticipate a significant increase or decrease in profit as to any fiscal year. On the contrary, the financial forecasts for the Company anticipate a significant increase or decrease in profit as to relevant fiscal year(s). In particular, the consolidated net profit is expected to increase by 7.9 billion yen in the fiscal year ending March 31, 2022 compared to the previous fiscal year against a backdrop of the recovery in earnings from the impact of the temporary decreases in interest and dividends on securities and gain/loss from sales of securities that resulted from the spread of COVID-19. The consolidated net profit for the fiscal year ending March 31, 2023 is expected to increase by 5 billion yen compared to the previous fiscal year against a backdrop of the progress in cost reductions from the elimination and consolidation of branches and the reallocation of personnel within the Group companies and other factors.

The ranges of the Share Exchange Ratio calculated by BofA Securities (i.e., the ranges representing the number of shares of Resona Holdings to be allotted for one (1) share of the Company) are indicated below:

Applied Valuation Methodology	Range of Share Exchange Ratio
Market Price Analysis	1.13 ~ 1.17
Comparable Company Analysis	0.47 ~ 1.06
DDM analysis (Note 1)	0.96 ~ 1.84

(Note 1)

The above-mentioned ranges through DDM analyses are the Share Exchange Ratio calculated through the analyses based on the financial forecasts for the Company with adjustment by Resona Holdings after taking into consideration both the stand-alone basis financial forecasts (without taking into consideration any impact of becoming a wholly-owned subsidiary) and the financial forecasts after taking into consideration such impact as determined by Resona Holdings. Please note that as set out in the below-mentioned preconditions, the Fairness Opinion (BofA Securities) delivered by BofA Securities is based on the financial forecasts for the Company after taking into consideration the above-mentioned impact as determined by Resona Holdings.

(Note 2)

The Share Exchange Ratio Analysis Report (BofA Securities) and the Fairness Opinion (BofA Securities) described above have been delivered solely for the use and benefit of the board of directors of Resona (in its capacity as such) in connection with and for purposes of its evaluation of the Share Exchange from a financial point of view. BofA Securities expresses no view or opinion as to any terms or other aspects of the Transaction (other than the Share Exchange Ratio to the extent expressly specified in the Fairness Opinion (BofA Securities) and based on the assumptions and conditions specified in the Fairness Opinion (BofA Securities)), including, without limitation, the form or structure of the Transaction, the Share Exchange Agreement and the Tender Agreement (the Share Exchange Agreement and the Tender Agreement shall be hereinafter referred to collectively as the “Definitive Agreements”), and other contracts or arrangements executed or agreed upon in connection with the Transaction, and the Tender Offer Price for the Tender Offer (including, without limitation, the relative value of the Share Exchange Ratio and the Tender Offer Price). The Opinion is limited to the fairness, from a financial point of view, to Resona Holdings of the Share Exchange Ratio and no opinion or view is expressed with respect to any consideration received in connection with the Transaction by the holders of any class of securities, creditors or other constituencies of any party. In addition, no opinion or view is expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any of the officers, directors or employees of any party to the Transaction, relative to the Share Exchange Ratio. Furthermore, no opinion or view is expressed as to the relative merits of the Transaction in comparison to other strategies or transactions that might be available to Resona Holdings or in which Resona Holdings might engage or as to the underlying business decision of Resona Holdings to proceed with or effect the Transaction. Moreover, BofA Securities is not expressing any opinion as to what the value of Resona Holdings Shares actually will be when issued or the prices at which Resona Holdings Shares or the Company Shares will be traded at any time, including following the announcement or commencement of the Transaction. In addition, BofA Securities expresses no opinion or recommendation as to how any stockholder should vote or act in connection with the Transaction, the Tender Offer, the Share Exchange or any related matter. BofA Securities also is not expressing any view or opinion with respect to, and has relied, at the direction of Resona Holdings, upon the assessments of Resona Holdings regarding, legal, regulatory, accounting, tax and similar matters relating to Resona Holdings, the Company, or any other entity, and the Transaction as to which BofA Securities understands that Resona Holdings obtained such advice as it deemed necessary from qualified professionals.

BofA Securities, in conducting a valuation analysis (the “Analysis”) for the Stock Exchange Ratio Analysis Report (BofA Securities) and preparing the Fairness Opinion (BofA Securities), has assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with BofA Securities and has relied upon the assurances of the managements of Resona Holdings and the Company that they are not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the financial forecasts relating to the Company prepared by or at the direction of and approved by the management of the Company (the “Kansai Mirai FG Forecasts”), BofA Securities has been advised by the Company, and has assumed, with the consent of Resona Holdings, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of the Company as to the future financial performance of the Company.

With respect to the Kansai Mirai FG Forecasts adjusted by the management of Resona Holdings (the “Adjusted Kansai Mirai FG Forecasts”), the financial forecasts relating to Resona Holdings prepared by the management of Resona Holdings and the cost savings to be realized by the Company as a result of the implementation of Making the Company a Wholly-Owned Subsidiary anticipated by the management of Resona Holdings (the “Cost Savings”), BofA Securities has assumed, at the direction of Resona Holdings, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Resona Holdings as to the future financial performance of the Company and Resona Holdings and the other matters covered thereby and, based on the assessments of the management of Resona Holdings as to the relative likelihood of achieving the future financial results reflected in the Kansai Mirai FG Forecasts and the Adjusted Kansai Mirai FG Forecasts, BofA Securities has relied, at the direction of Resona Holdings, on the Adjusted Kansai Mirai FG Forecasts for purposes of conducting the Analysis and preparing the Fairness Opinion (BofA Securities). BofA Securities has relied, at the direction of Resona Holdings, on the assessments of the management of Resona Holdings as to the likelihood of achieving the Cost Savings and has been advised by Resona Holdings, and has assumed, that the Cost Savings will be realized in the amounts and at the times projected. In addition, BofA Securities conducted the Analysis, at the direction of Resona Holdings, on the assumption that such part of the Cost Savings in the percentage determined by Resona Holdings should be attributed to the Company before Making the Company a Wholly-Owned Subsidiary. BofA Securities is not an expert in evaluating loans, deferred tax assets, reserves for possible losses, hedge positions and derivative positions, and has not conducted independent evaluations with respect to these items for Resona Holdings, the Company or their affiliated companies or reviewed each company’s individual credit records. Therefore, BofA Securities has assumed that the total amount of reserves for possible losses accounted for by Resona Holdings, the Company and their affiliated companies (which includes the total reserves for possible losses after the Transaction on a pro forma basis) is sufficient to cover future possible losses. The Analysis and the Fairness Opinion (BofA Securities) are necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to BofA Securities as of, the date thereof. As you are aware, the credit, financial and stock markets have been experiencing unusual volatility and BofA Securities expresses no opinion or view as to any potential effects of such volatility on any of Resona Holdings, the Company or the Transaction. It should be understood that subsequent developments on or after the date of the Analysis and the Fairness Opinion (BofA Securities) may affect the Analysis and the Fairness Opinion (BofA Securities), and BofA Securities does not have any obligation to update, revise, or reaffirm them.

The descriptions of the analyses conducted by BofA Securities set forth above is a summary of the material financial analyses presented by BofA Securities to the board of directors of Resona Holdings in connection with the Fairness Opinion (BofA Securities) and is not a comprehensive description of all analyses undertaken by BofA Securities in connection with the Fairness Opinion (BofA Securities). The preparation of the Fairness Opinion (BofA Securities) and its underlying analysis is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to partial analysis or summary description. BofA Securities believes that its analyses must be considered as a whole. BofA Securities further believes that selecting portions of its analyses and the factors considered or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying BofA Securities’ analysis and the opinion. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis referred to in the summary.

In performing the Analysis, BofA Securities considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of Resona Holdings and the Company. The estimates of the future performance of Resona Holdings and the Company in or underlying BofA Securities’ analyses are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those estimates or those suggested by BofA Securities’ analyses. These analyses were prepared solely as part of BofA Securities’ analysis of the fairness, from a financial point of view, of the Share Exchange Ratio and were provided to the board of directors of Resona Holdings in connection with the delivery of the Fairness Opinion (BofA

Securities). The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities have traded or may trade at any time in the future. Accordingly, the estimates used in, and the ranges of valuations resulting from, any particular analysis described above are inherently subject to substantial uncertainty and should not be taken to be BofA Securities’ view of the actual value of Resona Holdings and the Company. The Transaction was determined through negotiations among Resona Holdings, SMFG, SMBC and the Company, rather than by any financial advisor, and was approved by the board of directors of Resona Holdings. The decision to implement the Transaction was solely that of the board of directors of Resona Holdings. As described above, the Fairness Opinion (BofA Securities) and the Share Exchange Ratio Analysis Report (BofA Securities) were only one of many factors considered by the board of directors of Resona Holdings in its evaluation of the Transaction and should not be viewed as determinative of the views of the board of directors or management of Resona Holdings with respect to the Transaction or its terms and conditions.

BofA Securities has not made or been provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company, Resona Holdings or any other entity, nor has it made any physical inspection of the properties or assets of the Company, Resona Holdings or any other entity. BofA Securities has not evaluated the solvency or fair value of the Company, Resona Holdings or any other entity under any applicable laws or regulations relating to bankruptcy, insolvency or similar matters. BofA Securities has assumed, at the direction of Resona Holdings, that the Transaction will be consummated in accordance with its terms, without waiver, modification or amendment of any material terms or conditions of, or agreed matters set forth in, the Definitive Agreements and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Transaction, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, will be imposed that would have an adverse effect on Resona Holdings, the Company or the benefits contemplated by Resona Holdings or under the Transaction. BofA Securities also has assumed, at the direction of Resona Holdings, that the Transaction will not be a taxable transaction for the Company or Resona Holdings. In preparing the Share Exchange Ratio Analysis Report (BofA Securities) and the Fairness Opinion (BofA Securities), BofA Securities has, at the direction of Resona Holdings, taken into account the dilution to be caused by the conversion of the stock acquisition rights issued by the Company into its common stock, based on certain assumptions. BofA Securities expresses no view or opinion as to whether or not the holders of such stock acquisition rights will exercise their conversion rights or the timing of their exercise. The Share Exchange Ratio Analysis Report (BofA Securities) and the Fairness Opinion (BofA Securities) have been prepared based on the financial information prepared in accordance with accounting principles generally accepted in Japan.

BofA Securities also has assumed, at the direction of Resona Holdings, that the final executed versions of the Definitive Agreements will not differ in any material respect from the draft Definitive Agreements reviewed by BofA Securities.

BofA Securities has acted as financial advisor to Resona Holdings in connection with the Transaction and will receive a fee for its services, a significant portion of which is contingent upon execution of the Share Exchange Agreement and the remaining portion of which is contingent upon consummation of the Transaction. In addition, Resona Holdings has agreed to reimburse expenses of BofA Securities and indemnify BofA Securities against certain liabilities arising out of its engagement.

BofA Securities and its affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of its businesses, BofA Securities and its affiliates may invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of Resona Holdings, the Company, SMFG, SMBC and certain of their respective affiliates.

BofA Securities and its affiliates in the past have provided, may be currently providing, and in the future may provide, investment banking, commercial banking and other financial services to Resona Holdings and have received or in the future may receive compensation for the rendering of these services.

In addition, BofA Securities and its affiliates may provide investment banking, commercial banking and other financial services to the Company and may receive compensation for the rendering of these services. Also, BofA Securities and its affiliates in the past have provided, may be currently providing, and in the future may provide, investment banking, commercial banking and other financial services to SMFG and SMBC and have received or in the future may receive compensation for the rendering of these services, including having acted as lead manager and bookrunner for various debt offerings of SMFG.

b)	Outline of Nomura Securities’ Valuation

With respect to both companies’ share exchange ratios, Nomura Securities made the calculation using the average share price analysis because both companies are listed on the First Section of the Tokyo Stock Exchange, and market prices are available. It also employed the comparable company analysis because there are multiple similar listed companies comparable to both companies, and the analogy of share values is possible through similar company comparison. In addition to the above, in order to reflect the state of future business activities in the evaluation, Nomura Securities utilized the DDM Method. This method is used to analyze share values by discounting the income attributable to the shareholders (with retained earnings required to maintain a certain capital structure being taken into account) down to the present value by capital cost. It is widely used for the evaluation of financial institutions.

In the average share price analysis, with November 9, 2020 as the reference date for calculation (the “Reference Date for Calculation”), Nomura Securities used the closing prices of the common stocks of both companies on the Tokyo Stock Exchange on the Reference Date for Calculation, as well as the simple average closing prices for the respective periods of five (5) business days, one (1) month, three (3) months, and six (6) months, starting from the Reference Date for Calculation.

In the comparable company analysis, for the evaluation of Resona Holdings, Nomura Securities selected Mebuki Financial Group, Inc., Concordia Financial Group, Ltd., Shinsei Bank, Limited, Aozora Bank, Ltd., Sumitomo Mitsui Trust Holdings, Inc, the Chiba Bank, Ltd., and The Gunma Bank, Ltd as similar listed companies which can be judged to be similar to the banking business which is the core business of Resona Holdings. They evaluated Resona Holdings by using the ratio of net profit to total market value and the ratio of shareholders’ equity to total market value.

For the evaluation of the Company, Nomura Securities selected the Shiga Bank, Ltd, the Nanto Bank, Ltd., the Bank of Kyoto, Ltd., the Kiyo Bank, Ltd., and Senshu Ikeda Holdings, Inc. as similar listed companies which can be judged to be similar to the banking business which is the core business of the Company, and evaluated the Company by using the ratio of net profit to total market value and the ratio of shareholders’ equity to total market value.

In the DDM Method, the corporate value of Resona Holdings was evaluated by discounting the future profit attributable to shareholders, after taking into account necessary internal reserves to maintain a certain capital structure, to the present value, using a certain discount rate in accordance with the business risks, taking into account reasonable assumptions including the forecast for the fiscal year ending March 31, 2021, and business projections from the fiscal year ending March 31, 2022, to the fiscal year ending March 31, 2026, which were provided by Resona Holdings.

Nomura Securities applied from 7.50% to 8.50% as the discount rate. In the perpetual growth method and the terminal multiple method for calculating the going value, Nomura Securities applied a perpetual growth rate from -0.25% to 0.25%, and an exit multiple from 6.5x to 7.5x, respectively.

The corporate value of the Company was evaluated by discounting the future profit attributable to shareholders, after taking into account necessary internal reserves to maintain a certain capital structure, to the present value, using a certain discount rate in accordance with the business risks, taking into account reasonable assumptions including the forecast for the fiscal year ending March 31, 2021, and business projections from the fiscal year ending March 31, 2022, to the fiscal year ending March 31, 2026, which were provided by the Company.

Nomura Securities applied a discount rate from 6.50% to 7.50%. In the perpetual growth method and the terminal multiple method for calculating the going value, Nomura Securities applied a perpetual growth rate from -0.25% to 0.25%, and an exit multiple from 9.5x to 10.5x, respectively.

The calculation results for each analysis are indicated below. The respective ranges for the Share Exchange Ratios below represent the number of common stocks of Resona Holdings to be allotted for one common stock of the Company.

	Applied methodology	Range of share exchange ratio
1	Average Share Price Analysis	1.13 ~ 1.17
2	Comparable company analysis	0.67 ~ 1.22
3	DDM Method	1.36 ~ 1.47

The financial forecast of Resona Holdings applied in the DDM Method conducted by Nomura Securities did not anticipate a significant increase or decrease in profit.

On the other hand, the financial forecast of the Company applied in the DDM Method conducted by Nomura Securities anticipated a fiscal year in which a significant increase or decrease in profit occurred, compared with the previous fiscal year. Specifically, consolidated net profit for the fiscal year ending March 31, 2022, is predicted to increase by JPY 7.9 billion year-on-year, against the backdrop of a business recovery from the deterioration in earnings in the fiscal year ending March 31, 2021, due to a temporary decline in interest and dividends on securities and profit and loss on sale of marketable securities affected by the infectious spread of the novel coronavirus.

Consolidated net profit for the fiscal year ending March 31, 2022, is predicted to increase by JPY 5 billion year-on-year, as a result of progress in cost reductions by integrating the outlets and the promotion of personnel relocations within the group.

The Special Committee has confirmed the reasonableness of the said financial forecast, including its content, material preconditions, and creation process.

In conducting a valuation analysis for the Share Exchange Ratios, Nomura Securities has assumed financial, economic, market, business environment, and other conditions as of the Reference Date for Calculation, and relies upon the information obtained by Nomura Securities as of the Reference Date for Calculation.

Nomura Securities has assumed that all publicly disclosed information and all financial, legal, regulatory, tax, accounting, and other information provided to and reviewed by Nomura Securities are accurate and complete, and has not independently verified their accuracy and completeness.

In addition, Nomura Securities has not undertaken any independent evaluation, appraisal, or assessment of any of the assets or liabilities (including derivatives, off-balance-sheet assets and liabilities, and contingent liabilities) of both companies and their affiliates, nor has Nomura Securities made any request to a third-party for an evaluation, appraisal, or assessment of such.

Nomura Securities has assumed that the financial forecasts and other forward-looking information of both companies have been reasonably prepared or reviewed by the management of the companies based on the best possible and good faith forecast and judgment, and that the financial standing of both companies will shift in accordance with these forecasts, and has relied on such financial forecasts and other forward-looking information without conducting independent investigations.

c)	Outline of Frontier Management’s Valuation and Fairness Opinion

i)	Outline of Frontier Management’s Valuation

With respect to the share exchange ratios of both companies, Frontier Management made the calculation using the average share price analysis because both companies are listed on the First Section of the Tokyo Stock Exchange, and market prices are available. It also employed the comparable company analysis because there are multiple similar listed companies comparable to both companies, and the analogy of share values is possible through similar company comparison analysis. In addition to the above, in order to reflect the state of future business activities in the evaluation, Frontier Management utilized the DDM Method.

This is a method to analyze share values by discounting the capital and income (“Adjusted Dividend”) attributable to the shareholders (with retained earnings required to maintain a certain capital structure being taken into account) down to the present value by capital cost, and it is widely used for evaluation for financial institutions.

The calculation results for each analysis are indicated below. The respective ranges for the Share Exchange Ratios below represent the number of common stocks of Resona Holdings to be allotted for one common stock of the Company.

	Applied methodology	Range of share exchange ratio
1	Average Share Price Analysis	1.13 ~ 1.17
2	Comparable company analysis	0.55 ~ 1.07
3	DDM Method	1.24 ~ 1.47

In the average share price analysis, with November 9, 2020 as the reference date for calculation (the “Reference Date for Calculation”), Frontier Management used the closing prices of common stocks of both companies on the Tokyo Stock Exchange on the Reference Date for Calculation, as well as the simple average closing prices for one (1) week starting from November 4, 2020, to the Reference Date for Calculation, one (1) month starting from October 12, 2020, to the Reference Date for Calculation, three (3) months starting from August 11, 2020, to the Reference Date for Calculation, and six (6) months starting from May 11, 2020, to the Reference Date for Calculation respectively.

In the comparable company analysis, for the evaluation of the Company, Frontier Management selected the Bank of Kyoto, Ltd., the Nanto Bank, Ltd., the Shiga Bank, Ltd, Senshu Ikeda Holdings, Inc, and the Kiyo Bank, Ltd., as similar listed companies engaging in a similar business, taking into account the characteristics of a regional bank based in the Kansai region. It evaluated the Company by using the ratio of net profit to total market value and the ratio of book value of net assets to total market value.

For the evaluation of Resona Holdings, Frontier Management selected Sumitomo Mitsui Trust Holdings, Inc, Fukuoka Financial Group, Inc., Concordia Financial Group, Ltd., the Chiba Bank, Ltd., Shinsei Bank, Limited, and Aozora Bank, Ltd. as similar listed companies which can be judged to be relatively (not completely) similar in terms of growth, profitability, and revenue structure. It evaluated Resona Holdings by using the ratio of net profit to total market value and the ratio of book value of net assets to total market value.

In the DDM Method, the corporate value of the Company was evaluated by discounting the future Adjusted Dividend to the present value using a certain discount rate, taking into account reasonable assumptions including the forecast for the fiscal year ending March 31, 2021, and business projections from the fiscal year ending March 31, 2022 to the fiscal year ending March 31, 2026.

Frontier Management applied a discount rate from 6.50% to 7.50%. In the perpetual growth method and the terminal multiple method (PER) to calculate the going value, Frontier Management applied a perpetual growth rate from -0.10% to 0.10%, and PER for the terminal multiple method (PER) from 11.0x to 12.0x, respectively.

In addition, the corporate value of Resona Holdings was evaluated by discounting the future Adjusted Dividend to the present value using a certain discount rate, taking into account reasonable assumptions, including the forecast for the fiscal year ending March 31, 2021, and business projections from the fiscal year ending March 31, 2022, to the fiscal year ending March 31, 2026.

Frontier Management applied a discount rate from 7.50% to 8.50%. In the perpetual growth method and the terminal multiple method (PER) to calculate the going value, Frontier Management applied a perpetual growth rate from -0.10% to 0.10%, and PER for the terminal multiple method (PER) from 7.5x to 8.5x, respectively.

The financial forecast of Resona Holdings applied in the DDM Method did not anticipate a significant increase or decrease in profit.

On the other hand, the financial forecast of the Company applied in the DDM Method anticipated a fiscal year in which a significant increase or decrease in profit occurred. Specifically, consolidated net profit for the fiscal year ending March 31, 2022 is predicted to increase by JPY 7.9 billion year-on-year, against the backdrop of a business recovery from the deterioration in earnings in the fiscal year ending March 31, 2021, due to a temporary decline in interest and dividends on securities and profit and loss on sale of marketable securities affected by the infectious spread of the novel coronavirus. Consolidated net profit for the fiscal year ending March 31, 2022 is predicted to increase by JPY 5 billion year-on-year as a result of progress in cost reductions by integrating the outlets and the promotion of personnel relocations within the group.

In conducting a valuation analysis for the Share Exchange Ratio, Frontier Management has adopted as is in principle the information provided by the Company and Resona Holdings and information disclosed to the public, and has assumed that all such materials, information, etc. were accurate and complete, and has not independently verified their accuracy and completeness. Furthermore, Frontier Management has not undertaken any independent appraisal and assessment of the assets and liabilities (including off-balance-sheet assets and liabilities, and other contingent liabilities.) of the Company and Resona Holdings and their affiliates, nor has Frontier Management made any request to a third-party for an evaluation or assessment of such. In addition, Frontier Management has assumed that the information regarding the financial forecast of the Company and Resona Holdings was reasonably prepared based on the best currently available forecast and judgment of the management of the Company and Resona Holdings. Frontier Management’s valuations reflect this information through November 9, 2020.

The Special Committee has confirmed the reasonableness of the said financial forecast, including its content, material preconditions, and creation process.

ii)	Outline of Frontier Management’s Fairness Opinion

The Special Committee has received Frontier Management’s Fairness Opinion, as of November 9, 2020, being an opinion that the share exchange ratio for the Share Exchange is fair from a financial point of view to the holders of the common stock of the Company.

Fairness Opinion (Frontier Management) has expressed its opinion that the share exchange ratio for the Share Exchange is fair from a financial point of view to the holders of the common stock of the Company in light of the valuation and analysis of the share exchange ratio mentioned above, including the future business prospects of the Company.

In addition to the results of the calculation and analysis of the share exchange ratio conducted after Frontier Management received the disclosure from the Company of the current business conditions and business prospects of both companies and the explanation thereof, the Fairness Opinion (Frontier Management) report was also submitted following a hearing on the purpose and background of the Transaction, the review of the business, economy and financial market environments as deemed necessary by Frontier Management, and the review by the board which was conducted by the members independent of the engagement team in Frontier Management.

Notes:

To prepare the Fairness Opinion (Frontier Management), Frontier Management has assumed that all publicly disclosed information and all financial, legal, regulatory, tax, accounting, and other information provided by the Company and Resona Holdings, and reviewed by Frontier Management, are accurate and complete. Frontier Management has not independently verified and assumes no obligation with respect to the accuracy and completeness of such information.

Therefore, Frontier Management shall have no liability resulting from defects in such materials or non-disclosure of material facts. Furthermore, Frontier Management has not undertaken an independent analysis and appraisal of the assets or liabilities (including off-balance-sheet assets and liabilities and contingent liabilities) of the Company, Resona Holdings, and their affiliates, including any analysis or evaluation of each individual asset or liability, nor has Frontier Management made any request to a third party for an evaluation or appraisal of such. Furthermore, Frontier Management has not undertaken any assessment or investigation as to the creditworthiness of the Company and Resona Holdings, including the possibility of applying any applicable laws relating to bankruptcy, insolvency, or similar matters.

Frontier Management has assumed that the financial forecasts and other forward-looking information and materials of the Company and Resona Holdings have been reasonably prepared or reviewed by the management of the companies based on the best currently possible forecast and judgment, and that the financial standing of both companies will shift in accordance with these forecasts. Furthermore, Frontier Management does not warrant the feasibility of business projections and does not represent any view with respect to the analyses, forecasts, or preconditions on which they were based. In addition, Frontier Management has assumed that the Share Exchange would qualify as a qualified share exchange (tekikaku kabushiki kokan) under the Corporation Tax Law of Japan, and that the tax consequences of the Share Exchange as proposed to Frontier Management are accurate. Frontier Management has not independently analyzed or verified such tax consequences, and assumes no obligation to do so.

Frontier Management is not a specialized institution in law, accounting, or tax, and does not undertake and shall not be required to undertake any independent analysis or review of the existence of any legal, accounting, or tax issues concerning the Share Exchange.

Frontier Management has acted as financial advisor to the Special Committee with respect to the Share Exchange, has been involved in a portion of the negotiations with respect to the Share Exchange, and will receive a fee for submitting the Fairness Opinion (Frontier Management). For the submission of the Fairness Opinion (Frontier Management), the disclaimer and indemnification provisions set forth in the service agreement between the Company and Frontier Management shall apply.

With the Fairness Opinion (Frontier Management), Frontier Management intends only to provide information that will serve as a reference for the Special Committee to review the Share Exchange Ratio between the Company and Resona Holdings, and does not assume that the Fairness Opinion (Frontier Management) will be provided to any other person. The Fairness Opinion (Frontier Management) does not express an opinion on the share prices of the Company and Resona Holdings, or the share price of Resona Holdings after the Share Exchange. Nor does the Fairness Opinion (Frontier Management) address the position of the Share Exchange in the business strategy of the Company or the benefits to be derived from the implementation of the Share Exchange, nor does it express an opinion on the Company’s business judgment as to whether or not to execute the Share Exchange. The Fairness Opinion (Frontier Management) does not express any opinion to the shareholders, creditors, or any other related parties of the Company, and does not make any solicitation or recommendation to the shareholders of the Company with respect to the exercise of their voting rights or any other shareholder rights with respect to the Share Exchange, and has no authority to do so. Therefore, Frontier Management assumes no liability to shareholders or third parties who rely on the Fairness Opinion (Frontier Management).

It is assumed that, except as permitted in the service agreement between the Company and Frontier Management, the contents of the Fairness Opinion (Frontier Management) will not be disclosed to third parties regardless of the form, such as summary, reference, or quotation, or used for other purposes without the prior written consent of Frontier Management.

The Fairness Opinion (Frontier Management) assumes the business environment, economic, market, financial, and other conditions as of the date of the Fairness Opinion (Frontier Management), and relies on the information available to Frontier Management as of such date. Future changes in the economic environment or other circumstances may affect the contents or assumptions of the Fairness Opinion (Frontier Management), but Frontier Management assumes no obligation to revise, change, or supplement that opinion. The Fairness Opinion (Frontier Management) makes no representations or warranties other than those expressly set forth in the Fairness Opinion (Frontier Management), or as to matters subsequent to the date of the submission of the Fairness Opinion (Frontier Management).

(2) Reasons why that type of property was chosen as Consideration for Exchange

The Company and Resona Holdings have decided to choose the shares of common stock of Resona Holdings as consideration for the Share Exchange.

The Company has determined that it would be appropriate to choose the shares of common stock of Resona Holdings as consideration for the Share Exchange because, by taking into account the following circumstances, the Share Exchange Ratio is adequate and the Company’s shareholders can enjoy the future growth of Resona Holdings by becoming Resona Holdings’ shareholders.

•

The Share Exchange Ratio is above the upper limit of the range calculated by the average share price analysis and the comparable company analysis in the Share Exchange Ratio Analysis Report (Nomura Securities); furthermore, it is above the central value of the range calculated by the DDM Method in that report. Also, The Share Exchange Ratio is above the upper limit of the range calculated by the average share price analysis and the comparable company analysis in the Share Exchange Ratio Analysis Report (Frontier Management); furthermore, it is above the central value of the range calculated by the DDM Method in that report.

•

The Special Committee received the Fairness Opinion (Frontier Management) from Frontier Management that says the Share Exchange Ratio is fair for the general shareholders of the Company from a financial point of view.

•

As stated in 1 “Objectives of the Share Exchange” above, the Company becoming a wholly-owned subsidiary of Resona Holdings expected to create a synergy, and contribute to the improvement of the corporate value of the Company.

The Company Shares are listed on the First Section of the Tokyo Stock Exchange as of today. However, the Company will be Resona Holdings’ wholly-owned subsidiary on the (scheduled) Effective Date of the Share Exchange, which is April 1, 2021. Shares of the Company, which will be a wholly-owned subsidiary, will be delisted on March 30, 2021 (the last trading day is March 29, 2021), through prescribed procedures in accordance with the delisting criteria of the Tokyo Stock Exchange. After the delisting, the Company Shares will no longer be traded on the Tokyo Stock Exchange.

Because Resona Holdings Shares which are the consideration for the Share Exchange are listed on the First Section of the Tokyo Stock Exchange, and Resona Holdings Shares to be delivered as the consideration for the Share Exchange can be traded on the Tokyo Stock Exchange even after the Share Exchange, the Company believes that it can provide liquidity of shares to the Company shareholders who will be allocated at least 100 Resona Holdings Shares. On the other hand, among shareholders of the Company, shareholders who will be allocated less than 100 Resona Holdings Shares cannot sell such shares less than one unit on the Tokyo Stock Exchange or other financial instruments exchanges, but may use the system of request for purchase of shares constituting less than one unit in accordance with the wishes of such shareholders. For details of these procedures, please refer to (Note 3) “Treatment of Shares Less Than One Unit” in (a) “Details of Allocation in Relation to the Share Exchange” above. For details of the treatment of any fractions less than one share that may result from the Share Exchange, please refer to (Note 4) “Treatment of Fractions Less Than One Share” in (a) “Details of Allocation in Relation to the Share Exchange” above. Shareholders of the Company can trade the Company Shares owned by them on the Tokyo Stock Exchange until the last trading day of March 29, 2021 (Scheduled).

(3)	Matters to have been considered in order not to harm the interest of the shareholders of the Company

(a)	Measures to Ensure Fairness

Given that Resona Holdings is the parent company and controlling shareholder of the Company, holding 190,721,180 shares (ownership ratio: 51.15%) of the Company as of November 10, 2020, both companies determined that it would be necessary to ensure fairness of the Share Exchange and took measures to ensure the fairness as stated below.

(Note)

The ownership ratio means the ratio (rounded off to second decimal place) to the number of shares (372,862,105 shares) obtained by the following method: the total number of issued shares of the Company Shares as of September 30, 2020 (372,876,219 shares), stated in the Second Quarter Summary of Financial Statements, plus the number of the Company Shares (376,356 shares) which are subject to the share options (1,588 units) as of May 31, 2020, stated in the annual securities report for the 3rd fiscal year submitted by the Company on June 26, 2020, and minus the number of treasury shares (390,470 shares) relating to the Company Shares owned by the Company as of September 30, 2020, stated in the Second Quarter Summary of Financial Statements.

(i)	Obtaining Analysis Reports from Independent Third-Party Valuation Institutions

Resona Holdings selected BofA Securities, which is a third-party valuation institution independent of Resona Holdings, the Company, and SMBC (which is the Tendering Shareholder), and it obtained the Share Exchange Ratio Analysis Report (BofA Securities) as of November 10, 2020. For summaries of the Share Exchange Ratio Analysis Report (BofA Securities), please see (1) “Matters related to the Appropriateness of the Total Consideration for the Share Exchange”, (b) “Grounds for Details of Allocation in the Share Exchange”, (ii) “Matters Concerning Calculation”, (B) “Outline of Valuation”, a) “Outline of Calculation and Fairness Opinion by BofA Securities” above. In addition, Resona Holdings obtained the Fairness Opinion (BofA Securities) as of November 10, 2020 from BofA Securities. For the important assumptions for the Share Exchange Ratio Analysis Report (BofA Securities) and the Fairness Opinion (BofA Securities), please see (1) “Matters related to the Appropriateness of the Total Consideration for the Share Exchange”, (b) “Grounds for Details of Allocation in the Share Exchange”, (ii) “Matters Concerning Calculation”, (B) “Outline of Valuation”, a) “Outline of Calculation and Fairness Opinion by BofA Securities” above.

On the other hand, the Company selected Nomura Securities, which is a third-party valuation institution independent of Resona Holdings, the Company, and SMBC (which is the Tendering Shareholder), and it obtained the Share Exchange Ratio Analysis Report (Nomura Securities) dated November 9, 2020. For summaries of the Share Exchange Ratio Analysis Report (Nomura Securities), please see (1) “Matters related to the Appropriateness of the Total Consideration for the Share Exchange”, (b) “Grounds for Details of Allocation in the Share Exchange”, (ii) “Matters Concerning Calculation”, (B) “Outline of Valuation”, b) “Outline of Nomura Securities’ Valuation” above. Please note that the Company has not obtained any written opinion regarding the fairness of the Share Exchange Ratio (i.e., a fairness opinion) from Nomura Securities. Furthermore, the Special Committee selected Frontier Management as its own third-party valuation institution independent of Resona Holdings, the Company, and SMBC (which is the Tendering Shareholder), and it obtained the Share Exchange Ratio Analysis Report (Frontier Management) and the Fairness Opinion (Frontier Management) dated November 9, 2020. For summaries of the Share Exchange Ratio Analysis Report (Frontier Management) and the important assumptions for the Fairness Opinion (Frontier Management), please see (1) “Matters related to the Appropriateness of the Total Consideration for the Share Exchange”, (b) “Grounds for Details of Allocation in the Share Exchange”, (ii) “Matters Concerning Calculation”, (B) “Outline of Valuation”, c) “Outline of Frontier Management’s Valuation and Fairness Opinion” above.

(ii)	Advice from Independent Law Firms

For the Share Exchange, Resona Holdings selected Nishimura & Asahi as its legal advisor independent of Resona Holdings, the Company, and SMBC (which is the Tendering Shareholder); and it obtained legal advice from the firm with respect to Resona Holdings’ decision-making method and process, including various procedures for the Share Exchange, and other matters.

For the Share Exchange, the Company selected Kitahama Partners as its legal advisor independent of Resona Holdings, the Company, and SMBC (which is the Tendering Shareholder); and it obtained legal advice from the firm with respect to the Company’s decision-making method and process, including various procedures for the Share Exchange, and other matters.

(iii)	Obtaining Share Exchange Ratio Analysis Reports and Fairness Opinions from Independent Financial Advisor in the Special Committee and Independent Third-Party Valuation Institution

The Special Committee appointed Frontier Management as its own financial advisor and third-party valuation institution. From Frontier Management, it obtained advice on points of note concerning the Share Exchange, received the Share Exchange Ratio Analysis Report (Frontier Management), and obtained a written opinion (the Fairness Opinion (Frontier Management)), stating that the Share

Exchange Ratio is fair for the shareholders of the Company, other than Resona Holdings, from a financial viewpoint, subject to the assumptions set forth in (1) “Matters related to the Appropriateness of the Total Consideration for the Share Exchange”, (b) “Grounds for Details of Allocation in the Share Exchange”, (ii) “Matters Concerning Calculation”, (B) “Outline of Valuation”, c) “Outline of Frontier Management’s Valuation and Fairness Opinion” above, and other certain conditions as of the date of the written opinion.

(iv)	Non-existence of Deal Protection Provisions and Measures to Ensure Other Opportunities for Acquisition Proposals Other Than the Transaction

Resona Holdings and the Company have not concluded any agreement that includes deal protection provisions to prohibit the Company from having contact with a competing offeror, or that otherwise limits the opportunity for a competing offeror to have contact with the Company. Resona Holdings and the Company have given consideration to ensure fairness of the Transaction by refraining from hindering opportunities for a competing purchase.

(b)	Measures to Avoid Conflicts of Interest

Because Resona Holdings is the controlling shareholder (parent company) of the Company, the Transaction constitutes a transaction with controlling shareholder. Therefore, the Company took the measures stated below to avoid conflicts of interest. Among the nine directors of the Company, Messrs. Tetsuya Kan, Kazuhiro Nishiyama, Kaoru Isono, and Tsutomu Okuda served as directors of Resona Holdings and/or companies in the Resona Group other than the Kansai Mirai Group in the past, and Mr. Shigeo Oketani was an employee of Resona Holdings and companies in the Resona Group other than the Kansai Mirai Group in the past. In light of this fact, from the viewpoint of preventing conflicts of interest, Messrs. Kan, Nishiyama, Isono, Okuda, and Oketani have not participated in any discussions, negotiations, or deliberations or resolutions of the Company’s board of directors concerning the Transaction in their capacity as the Company personnel.

(i)	Establishment of an Independent Special Committee in the Company

(A)	Background of Establishment

The Company received an initial proposal regarding Making the Company a Wholly-Owned Subsidiary in late August 2020 from Resona Holdings. For the purposes of (1) ensuring careful decision-making by the Company, (2) eliminating risks of arbitrariness and conflicts of interest in the decision-making process of the Company’s board of directors and ensuring fairness of the process, and (3) making sure that the board’s decision to carry out the transaction in which the Company is made a wholly owned subsidiary of Resona Holdings is not disadvantageous to the Company’s general shareholders, the Company established, on September 1, 2020, the Special Committee consisting of the following three outside directors of the Company, none of whom have interests in Resona Holdings and all of whom have been notified to the Tokyo Stock Exchange as independent officers: Mr. Ryuji Yasuda (Chairperson of Tokyo Woman’s Christian University and other posts), Mr. Tadaharu Ohashi (Former Advisor for Kawasaki Heavy Industries, Ltd.), and Mr. Tetsuya Nishikawa (Representative Director of Diffa Co., Ltd.). In considering the transaction in which the Company is made a wholly owned subsidiary of Resona Holdings, the Company inquired of the Special Committee about the following matters: (1) whether the transaction in which the Company is made a wholly owned subsidiary of Resona Holdings contributes to enhancement of the corporate value of the Company; and (2) whether the transaction in which the Company is made a wholly owned subsidiary of Resona Holdings is not disadvantageous to general shareholders of the Company in light of the results of consideration about (i) appropriateness of the terms of the transaction in which the Company is made a wholly owned subsidiary of Resona Holdings, and (ii) fairness of procedures for the transaction in which the Company is made a wholly owned subsidiary of Resona Holdings (collectively, “Matters of Inquiry”). In early October 2020, which is after the establishment of the Special Committee, Resona Holdings decided on the following scheme of the Transaction: a scheme to make the Company a wholly-owned subsidiary of Resona Holdings using Resona Holdings Shares as consideration, by means of a share exchange whereby Resona Holdings would become the wholly-owning parent company and the Company would become the wholly-owned subsidiary, after acquiring part of the Company Shares with consideration in cash, by means of the tender offer for the Company Shares and the Share Options. In response to this decision and in light of legal advice from Kitahama Partners, which is the legal advisor elected by the Company, the Special Committee had discussions with the Company and decided to consider the following matters as preparation for providing a report on (2) of the Matters of Inquiry: (i) in the Transaction, whether due consideration has been given to the interest of general shareholders of the Company through fair procedures; (ii) what opinions should be expressed by the Company’s board of directors about the Tender Offer; (iii) whether it is appropriate for the Company’s board of directors to express opinions to the effect that it supports the Tender Offer, reserves its opinion regarding the appropriateness of the Tender Offer Price and the purchase price of the Share Options, and leaves it to the discretion of the Company’s shareholders and the holders of the Share Options (the “Share Option Holders”) whether to tender in the Tender Offer, and whether it can be said that the board expressing these opinions is not disadvantageous to general shareholders of the Company; (iv) whether fairness of the transaction terms in the Share Exchange (including the consideration in the Share Exchange) has been ensured; and (v) based on consideration under (i) through (iv), whether it can be said that the Transaction is not disadvantageous to general shareholders of the Company. When establishing the Special Committee, the

Company’s board of directors positioned the Special Committee as a council independent of the board and resolved that it would respect the Special Committee’s decisions to the utmost extent possible in making decisions regarding the Transaction, that it would not support the Transaction if the Special Committee determines that transaction terms are not appropriate, and that the board authorizes the Special Committee to (a) negotiate transaction terms and other matters with Resona Holdings; (b) when the Special Committee provides a report on the Matters of Inquiry, elect its own advisors on financial, legal, or other affairs as necessary (expenses in this case will be borne by the Company) or nominate or approve (including ex-post facto approval) the Company’s advisors on financial, legal, or other affairs; (c) and receive information necessary to consider and make decisions regarding the Transaction from officers and employees of the Company.

A fixed-amount of compensation is paid to each member of the Special Committee as the consideration for his or her duties regardless of what is stated in its report.

(B)	Background of Consideration

From September 1, 2020 to November 9, 2020, the Special Committee held its meetings 14 times in total. The Special Committee carefully considered the Matters of Inquiry such as by collecting information and having discussions from time to time as necessary in addition to the meetings. More specifically, the Special Committee first confirmed that there was no problem with Nomura Securities, which was elected by the Company as its financial advisor and third-party valuation institution, or Kitahama Partners, which was elected by the Company as its legal advisor, in terms of their independence and expertise. Accordingly, the Special Committee approved the election thereof. In early October 2020, the Special Committee elected Frontier Management as its own financial advisor and third-party valuation institution independent of the Company, Resona Holdings, and SMBC (which is the Tendering Shareholder). Compensation to be paid to Frontier Management in relation to the Transaction consists of only a fixed-amount of compensation to be paid regardless of whether the Transaction is successfully completed. There are no incentive fees to be paid on certain conditions, such as successful completion of the Transaction. The Special Committee received from the Company explanations on various matters such as the following: purposes of the Transaction; background leading to the Transaction; procedures for preparation and details of the Company’s business plan based on which a share exchange ratio was calculated; and a system for considering the Transaction and decision-making method for the Transaction. Furthermore, the Special Committee sent a written inquiry to Resona Holdings regarding purposes of the Transaction and other relevant matters. The Special Committee then received from Resona Holdings explanations on various matters, such as purposes of the Transaction, background leading to the Transaction, management policy and treatment of employees after the Transaction, and method of the Transaction, and exchanged questions and answers. The Special

Committee received advice from Kitahama Partners, the Company’s legal advisor, on the following: measures to ensure fairness of procedures for and measures to avoid conflicts of interest in the Transaction, such as the decision making method used by the Company’s board of directors for the Transaction and management of the Special Committee, and others. The Special Committee also received from Kitahama Partners explanations on the results of legal due diligence on Resona Holdings and exchanged questions and answers. Furthermore, the Company asked PwC to conduct financial and tax due diligence on Resona Holdings. The Special Committee received from PwC Advisory LLC and PwC Tax Japan (collectively, “PwC”) explanations on the results of the financial and tax due diligence and exchanged questions and answers. In addition, the Special Committee received from Nomura Securities and Frontier Management explanations on the method and result of calculation of the share value of the Company and the share exchange ratio, exchanged questions and answers, and examined the reasonableness of the method and result of calculation. With respect to the Company’s business plan based on which Nomura Securities and Frontier Management calculate the share value and share exchange ratio, the Special Committee received from the Company explanations on policy for preparation of, and details of a draft business plan and then approved the draft business plan prepared by the Company. Based on advice provided by Nomura Securities, Frontier Management, and Kitahama Partners, the Special Committee decided a policy for negotiations over the share exchange ratio and other relevant matters, received reports on details of the negotiations from time to time, gave instructions where necessary, held direct negotiations with Resona Holdings, and sent a written proposal on the share exchange ratio more than once to Resona Holdings. By these means, the Special Committee was substantially involved in negotiations with Resona Holdings.

(C)	Details of the Special Committee’s Decisions

Through these procedures, the Special Committee carefully and repeatedly discussed and considered the Matters of Inquiry. As a result, the Special Committee submitted, to the Company’s board of directors, the Written Report dated November 9, 2020, to the effect that the Special Committee does not deem the decision to carry out the Transaction to be disadvantageous to general shareholders of the Company.

a)	Details of the Report

i.	The Transaction will contribute to the enhancement of the corporate value of the Company.

ii.	The Special Committee considers that in the Transaction, due consideration has been given to the interest of general shareholders of the Company through fair procedures.

iii.

The Special Committee considers that it is appropriate for the Company’s board of directors to express opinions to the effect that it supports the Tender Offer, reserves its opinion regarding the appropriateness of the Tender Offer Price and the purchase price of the Share Options, and leaves it to the discretion of the Company’s shareholders and the Share Option Holders whether to tender in the Tender Offer.

iv.

The Special Committee considers that it is appropriate for the Company’s board of directors to decide to support the Tender Offer, reserve its opinion regarding the appropriateness of the Tender Offer Price and the purchase price of the Share Options, and leave it to the discretion of the Company’s shareholders and the Share Option Holders whether to tender in the Tender Offer, and that the board making this decision is not disadvantageous to general shareholders of the Company.

v.	The Special Committee considers that the appropriateness of transaction terms in the Share Exchange (including the consideration in the Share Exchange) has been ensured.

vi.	Based on consideration under ii. through v., it can be said that the Transaction is not disadvantageous to general shareholders of the Company.

b)	Reasons for the Report

i.	For the reasons stated below, the Special Committee considers that the Transaction will contribute to the enhancement of the corporate value of the Company.

•

What is stated in 1 “Objectives of the Share Exchange” above as both companies’ purpose of the Transaction is based on the result of questions and answers exchanged between the Special Committee and each company and meets the Special Committee’s request for a specific description of the purpose. The purpose for both companies is to maintain and develop relationships between the Kansai Mirai Group companies and the Group’s transaction partners in the Kansai area and at the same time further enhance the corporate value of both companies by steadily implementing various business strategies and propelling measures to realize group synergy, such as re-building the business base, optimizing Kansai channel network, and accelerating the downsizing of the headquarters’ function in the entire Resona Group after the Transaction. The Special Committee considers this to be a reasonable purpose of the Transaction.

•

With respect to the Company’s view that it is possible to realize the synergy stated in “Objectives of the Share Exchange” above by carrying out the Transaction, the Special Committee does not consider it to be unreasonable.

•

The Special Committee considers that the Company and Resona Holdings have a common understanding on recent changes in the business environment and competition environment surrounding financial institutions and the issues to be addressed on a group-wide basis after the Transaction and the direction in addressing those issues, and that both companies’ recognition of systems to address those issues is more or less the same. Based on explanations provided by both companies to the Special Committee, the Special Committee considers that Resona Holdings and the Company adequately considered and discussed how group collaboration should be after the Transaction. Based on the foregoing, with respect to the Company’s decision that the Transaction can contribute to medium- to long-term enhancement of the corporate value of the Resona Group including the Company, and the process of reaching this decision, the Special Committee does not consider them to be unreasonable.

ii.	For the reasons stated below, the Special Committee considers that in the Transaction, due consideration has been given to the interest of general shareholders of the Company through fair procedures.

•	The independent Special Committee was established within the Company. It is considered that the Special Committee functioned effectively.

•	It is considered that the Special Committee and the Company obtained independent professional advice from outside experts.

•

It is considered that the Special Committee and the Company obtained share valuation reports and share exchange ratio analysis reports from independent third-party valuation institutions with expertise, as information based on which decisions were to be made regarding the Transaction.

•

It is considered that in the Company, a system was established that allowed consideration, negotiations, etc. to be conducted independently of Resona Holdings by eliminating interested persons, including directors, from the consideration and negotiation processes for the Transaction.

•

In addition, the Transaction is a case of making a wholly owned subsidiary from a controlling shareholder; there are no exceptional circumstances in which the market check should be actively carried out.

•

Considering it is interpreted that other measures to ensure fairness are sufficiently taken, the failure to establish the majority of minority conditions does not impair the fairness of the procedures in the Transaction.

•	Press releases are intended to enhance the provision of information to general shareholders of the Company and improve the transparency of the process.

•

In order to ensure that the general shareholders of the Company have the opportunity to properly decide whether to tender in the Tender Offer, consideration is given to ensuring that coerciveness in the Tender Offer does not occur.

iii.

For the reasons stated below, the Special Committee considers that it is appropriate for the Company’s board of directors to decide to support the Tender Offer, reserve its opinion regarding the appropriateness of the Tender Offer Price and the purchase price of the Share Options, and leave it to the discretion of the Company’s shareholders and the Share Option Holders whether to tender in the Tender Offer.

•

With respect to purposes of preparation, procedures for preparation, and details of a business plan based on which calculation was made using the DDM Method in the Share Valuation Report (Nomura Securities) and Share Valuation Report (Frontier Management), the Special Committee does not consider them to be unreasonable.

•

The Special Committee does not consider the calculation method used and details of calculation in the Share Valuation Report (Nomura Securities) to be unreasonable; instead, it considers them to be reliable. The Tender Offer Price is above the upper limit of the range calculated by the average share price analysis and the comparable company analysis in the Share Valuation Report (Nomura Securities). However, the Tender Offer Price is below the lower limit of the range calculated by the DDM Method in that report.

•

The Special Committee does not consider the calculation method used and details of calculation in the Share Valuation Report (Frontier Management) to be unreasonable; instead, it considers them to be reliable. The Tender Offer Price is above the upper limit of the range calculated by the average share price analysis and the comparable company analysis in the Share Valuation Report (Frontier Management). However, the Tender Offer Price is below the lower limit of the range calculated by the DDM Method in that report.

•

The Tender Offer Price of 500 yen is equivalent to the amount including a premium of 23.46 % on 405 yen , which was the closing price of the Company Shares on November 9, 2020, which is the business day immediately before the announcement date of the Transaction; it is equivalent to the amount including a premium of 21.65 % on the simple average of the closing price of 411 yen for the past one-month period up to November 9, 2020; it is equivalent to the amount including a premium of 15.21 % on the simple average of the closing price of 434 yen for the past three-month period up to November 9, 2020; and it is equivalent to the amount including a premium of 19.90% on the simple average of the closing price of 417 yen for the past six-month period up to November 9, 2020.

•

In the sense that the Tender Offer Price includes a certain premium on the market price of the Company Shares, it cannot be said that the Tender Offer Price is unreasonable for the general shareholders of the Company who wish to realize their shares now. However, considering that the Tender Offer Price is below the lower limit of the range calculated by the DDM Method in the Share Valuation Report (Nomura Securities) and Share Valuation Report (Frontier Management), the Special Committee does not consider that the Tender Offer Price is at a level that makes it possible to actively recommend that the general shareholders of the Company tender their shares in the Tender Offer.

•

The Tender Offer Price was agreed on by Resona Holdings and SMBC through their negotiations. The Tender Offer Price mainly aims to cause SMBC to tender in the Tender Offer, while it only provides the other general shareholders of the Company with an opportunity to realize their shares at the Tender Offer Price if they wish to do so.

•

As stated in i. above, the Transaction, including the Tender Offer, and measures thereafter are considered to contribute to enhancement of the corporate value of the Company. Therefore, the Special Committee considers that it is appropriate for the Company’s board of directors to support the Tender Offer. However, while the Tender Offer Price cannot be considered unreasonable because it provides the Company’s shareholders who wish to realize their shares now with a certain opportunity to recover their investment as stated above, considering that the Tender Offer Price is below the lower limit of the range calculated by the DDM Method in the Share Valuation Report (Nomura Securities) and Share Valuation Report (Frontier Management), the Special Committee does not consider that the Tender Offer Price is at a level that makes it possible to actively recommend that the general shareholders of the Company tender their shares in the Tender Offer. On the other hand, as stated in v. below, the share exchange ratio in the Share Exchange, which is scheduled to be conducted when the Tender Offer successfully completes, is within the range calculated by the DDM Method in the Share Exchange Ratio Analysis Report (Nomura Securities) and Share Exchange Ratio Analysis Report (Frontier Management); thus, it is a reasonable transaction term. Based on the foregoing, the Special Committee considers that it is appropriate for the Company’s board of directors to express opinions to the effect that it reserves its opinion regarding the appropriateness of the Tender Offer Price and the purchase price of the Share Options, and leaves it to the discretion of the Company’s shareholders and the Share Option Holders whether to tender in the Tender Offer.

iv.

For the reasons stated below, the Special Committee considers that it is appropriate for the Company’s board of directors to decide to support the Tender Offer, reserve its opinion regarding the appropriateness of the Tender Offer Price and the purchase price of the Share Options, and leave it to the discretion of the Company’s shareholders and the Share Option Holders whether to tender in the Tender Offer, and that the board making this decision is not disadvantageous to general shareholders of the Company.

•

As stated in i. above, the Special Committee considers that the Transaction will contribute to the enhancement of the corporate value of the Company. Therefore, the Special Committee considers that the Company’s board of directors deciding to express an opinion to the effect that the board supports the Tender Offer is not disadvantageous to general shareholders of the Company.

•	As stated in ii. above, in the Transaction, fair procedures have been taken to ensure the interest of general shareholders of the Company.

•

As stated in iii. above, although the Special Committee does not consider that the Tender Offer Price is at a level that makes it possible to actively recommend that the general shareholders of the Company tender their shares in the Tender Offer, it cannot be said that the Tender Offer Price is unreasonable because it provides general shareholders of the Company who wish to realize their shares now at the Tender Offer Price with an opportunity to recover their investment.

•	As stated in v. below, fairness of the transaction terms has been ensured in the Share Exchange, which is scheduled to be conducted after the Tender Offer successfully completes.

•

The Special Committee does not consider it to be disadvantageous to general shareholders of the Company that the Company’s board of directors decides to leave it to the discretion of the Company’s shareholders whether to tender their shares in the Tender Offer, showing the reasons for the decision, instead of actively recommending that the shareholders tender their shares in the Tender Offer.

v.	For the reasons stated below, the Special Committee considers that the appropriateness of transaction terms in the Share Exchange (including the consideration in the Share Exchange) has been ensured.

•

With respect to purposes of preparation, procedures for preparation, and details of a business plan based on which calculation was made using the DDM Method in the Share Exchange Ratio Analysis Report (Nomura Securities) and Share Exchange Ratio Analysis Report (Frontier Management), the Special Committee does not consider them to be unreasonable.

•

The Special Committee does not consider the calculation method used and details of calculation in the Share Exchange Ratio Analysis Report (Nomura Securities) to be unreasonable; instead, it considers them to be reliable. The Share Exchange Ratio is above the upper limit of the range calculated by the average share price analysis and the comparable company analysis in the Share Exchange Ratio Analysis Report (Nomura Securities); furthermore, it is above the central value of the range calculated by the DDM Method in that report.

•

The Special Committee does not consider the calculation method used and details of calculation in the Share Exchange Ratio Analysis Report (Frontier Management) to be unreasonable; instead, it considers them to be reliable. The Share Exchange Ratio is above the upper limit of the range calculated by the average share price analysis and the comparable company analysis in the Share Exchange Ratio Analysis Report (Frontier Management); furthermore, it is above the central value of the range calculated by the DDM Method in that report.

vi.

It can be said that the Transaction is not disadvantageous to general shareholders of the Company, considering the following: as stated in ii. above, in the Transaction, due consideration has been given to the interest of general shareholders of the Company through fair procedures; as stated in iv. above, the Special Committee considers that it is appropriate for the Company’s board of directors to express opinions to the effect that it supports the Tender Offer, reserves its opinion regarding the appropriateness of the Tender Offer Price and the purchase price of the Share Options, and leaves it to the discretion of the Company’s shareholders and the Share Option Holders whether to tender in the Tender Offer, and that the board expressing these opinions is not disadvantageous to general shareholders of the Company; and as stated in v. above, the appropriateness of transaction terms in the Share Exchange (including the consideration in the Share Exchange) has been ensured.

(ii)	Approval of All Uninterested Directors (Including Those who are Audit and Supervisory Committee Members) in the Company

The Company reached the decision that (A) by becoming a wholly-owned subsidiary of Resona Holdings, it would be possible to avoid conflicts of interest between Resona Group and the general shareholders of the Company as well as restrictions on ensuring independence, and to promote business cooperation between the two companies more closely, in addition to more efficient mutual utilization of management resources. By promptly putting various strategies into practice, it may contribute to mid and long-term improvement of the corporate value of Resona Group, including the Company. Also, (B) with respect to the Tender Offer Price, considering that i) Resona Holdings and SMBC agreed upon the Tender Offer Price through negotiations, and while the main purpose of the Tender Offer is to have SMBC tender in the Tender Offer, for the other general shareholders of the Company, the Tender Offer merely provides an opportunity to realize their shares at the Tender Offer Price if they wish to do so; ii) given that the Tender Offer Price of 500 yen exceeds 405 yen, which was the closing price of the Company Shares on the First Section of the Tokyo Stock Exchange on November 9, 2020, the business day preceding the announcement date of the Transaction, by 23.46%, it would not be unreasonable in terms of providing general shareholders of the Company with an opportunity to recover their investments; however, in light of the results of calculation of the share value of the Company conducted by the Company, it is not considered to have reached the price level where the Company may actively recommend that its general shareholders tender in the Tender Offer; and iii) the Share Exchange Ratio

in the Share Exchange which is scheduled to be conducted when the Tender Offer successfully completes (1.42 shares of Resona Holdings Shares per share of the Company Shares) is considered to be adequate in light of the results of calculation of the share value and share exchange ratio conducted by the Company, and general shareholders of the Company could enjoy the future growth of Resona Holdings by continuing to hold the Company Shares until the Effective Date and becoming the shareholders of Resona Holdings, the Company decided that it will reserve its opinion regarding the appropriateness of the Tender Offer Price, and leave it to the discretion of shareholders whether to tender in the Tender Offer. Moreover, (C) as the purchase price per unit for the Share Options is set at one yen, the Company decided that it will reserve its opinion regarding the appropriateness of the purchase price of the Share Options, and leave it to the discretion of the Share Option Holders whether to tender in the Tender Offer. Thus, in its board of directors meeting held on November 10, 2020, the Company resolved to express an opinion to agree to the Tender Offer, and that it reserves its opinion regarding the appropriateness of the Tender Offer Price and the purchase price of the Share Options, and that it will leave it to the discretion of its shareholders and Share Option Holders whether to tender in the Tender Offer. Among the nine directors of the Company, Messrs. Tetsuya Kan, Kazuhiro Nishiyama, Kaoru Isono, and Tsutomu Okuda served as directors of Resona Holdings and/or the Resona Group other than the Kansai Mirai Group in the past, and Mr. Shigeo Oketani was an employee of Resona Holdings and the Resona Group other than the Kansai Mirai Group in the past. In light of this fact, from the viewpoint of avoiding conflicts of interest, the following two-step procedure was taken at the meeting of the Company’s board of directors held on November 10, 2020, where a resolution was adopted for an agenda item regarding the Transaction: (i) four directors other than Messrs. Tetsuya Kan, Kazuhiro Nishiyama, Kaoru Isono, Tsutomu Okuda, and Shigeo Oketani, conducted deliberations and adopted a resolution upon unanimous approval; thereafter, (ii) from the viewpoint of forming a quorum of board of directors, five directors including Mr. Tsutomu Okuda, whose interest was deemed the smallest among the five directors named above because he only served as an outside director of Resona Holdings until 2014, conducted deliberations again and adopted a resolution upon unanimous approval.

From the viewpoint of avoiding conflicts of interest, Messrs. Tetsuya Kan, Kazuhiro Nishiyama, Kaoru Isono, Tsutomu Okuda, and Shigeo Oketani have neither participated in any discussions or negotiations concerning the Transaction in their capacity as the Company personnel nor have they participated in any consideration concerning the Transaction in their capacity as the Company personnel.

(iii)	Establishment of an Independent System for Consideration in the Company

The Company established a system to carry out consideration, negotiations, and make decisions regarding the Transaction independently of Resona Holdings within the Company. More specifically, promptly after receiving the initial proposal regarding Making the Company a Wholly-Owned Subsidiary from Resona Holdings in late August 2020, the Company established a review team comprising of 11 members, primarily officers or employees of the planning and finance divisions of the Company who do not have a direct relationship with companies in the Resona Group. Thereafter, the review team, together with the Special Committee, has been exclusively involved in the process of negotiating transaction terms for the Transaction between the Company and Resona Holdings, and in the process of preparing the business outlook based on the value of the Company stock which was evaluated. Also, from the viewpoint of eliminating the issue of structural conflicts of interest, the Company has not allowed any of the following persons to be involved in the process of negotiating transaction terms for the Transaction between the Company and Resona Holdings or the process of preparing the business outlook based on which the value of the Company stock was evaluated: officers and employees of the Company that concurrently serve as officers or employees of companies in the Resona Group, other than the Company, at present; and officers and employees of the Company who had been officers or employees of companies in the Resona Group, other than the Company, until recently.

The system for considering the Transaction (including the scope of officers and employees of the Company involved in consideration, negotiations, and decision-making regarding the Transaction and their duties) that was established within the Company is based on the advice of Kitahama Partners. The Special Committee confirmed that there was no problem with the system in terms of independence and fairness.

(4)	Matters related to reasonableness of provisions concerning the amount by which the capital and reserve funds of the wholly owning parent company will increase as a result of the Share Exchange

The amount by which the capital and reserve funds of Resona Holdings will increase as a result of the Share Exchange are as follows:

Amount of capital:	0 yen

Amount of capital reserve funds:	Amount separately specified by Resona Holdings pursuant to the provisions of Article 39 of the Regulation on Corporate Accounting of Japan

Amount of retained earnings reserve funds:	0 yen

We are of the opinion that the amount of capital and the amount reserve funds specified above are reasonable because they are in accordance with the accounting standards and other applicable regulations and also in compliance with the capital policy of Resona Holdings.

4.	Reference Matters regarding Consideration for Exchange

(1) Provisions of Articles of Incorporation of Resona Holdings

The provisions of the Articles of Incorporation of Resona Holdings are as described under the “Articles of Incorporation of Resona Holdings, Inc.” in the “Reference Documents for Extraordinary General Meeting of Shareholders <separate volume> (pages 39 to 46).”

(2)	Matters related to the method of conversion of the consideration for exchange into cash

(a)	Market for transaction of the consideration for exchange:

Resona Holdings Shares are traded on the Tokyo Stock Exchange’s First Section.

(b)	Broker, intermediary or agent for the transaction of the consideration for exchange:

Brokerage, intermediary and other services for the transaction of Resona Holdings Shares are provided by securities companies and other financial institutions throughout Japan.

(c)	Details of restrictions on the transfer or other disposition of the consideration for exchange:

There are no such restrictions.

(3)	Matters related to the market price, if any, of the consideration for exchange

The average closing price of a Resona Holdings Share at the Tokyo Stock Exchange’s First Section over one, three and six months from the business day immediately preceding the day on which the execution of the Share Exchange Agreement was announced (i.e., November 10, 2020) are 353 yen (by rounding each decimal to the nearest whole number; hereinafter the same shall apply for the calculation of the average closing price), 372 yen and 370 yen, respectively.

Stock price information and charts disclosed by the Japan Exchange Group at the following URL are available for viewing the market price of Resona Holdings Shares and its trends. http://www.jpx.co.jp/

(4)	Details of Resona Hollings’s balance sheet for each fiscal year ending within the past five years

The details of Resona Holdings’ balance sheets are omitted, since Resona Holdings has submitted an Annual Securities Report for each fiscal year pursuant to the provisions of Article 24, paragraph 1 of the Financial Instruments and Exchange Act of Japan.

5.	Matters Related to Appropriateness of Provisions for Share Options Issued upon the Share Exchange

Considering that each share option issued by the Company is a stock option as compensation with the exercise price per share being one yen, Resona Holdings will, in the Share Exchange, deliver Resona Holdings’ share option to each holder of the Company’s share options as of the time immediately before the Share Exchange takes effect by adjusting the number of shares subject to the Company’s share options depending on the exchange ratio of common shares to be issued upon the Share Exchange, allocating one Resona Holdings’ share option for each one of the Company’s share options owned by such person.

6.	Matters Related to Financial Statements and Other Reports

(1)	Details of financial statements and other reports for the latest fiscal year of Resona Holdings

The Resona Holdings’ financial statements and other reports for the latest fiscal year (from April 1, 2019 to March 31, 2020) are posted on our website on the Internet (https://www.kmfg.co.jp/) in accordance with the laws and regulations as well as the provisions of Article 15 of our Articles of Incorporation.

(2)

Details of disposition of important property, burden of major obligations or other events having a material impact on the status of company’s property, which occurred to Resona Holdings after the last day of the latest fiscal year

(a)	Cancellation of treasury shares

Resona Holdings cancelled 21,706,600 Resona Holdings Shares owned by Resona Holdings (which is 0.93% of the total number of common shares issued and outstanding before the cancellation) on June 30, 2020.

(b)	Execution of Share Exchange Agreement

In its board of directors meeting held on November 10, 2020, the Company resolved Making the Company a Wholly-Owned Subsidiary and the Transaction to be carried out through the Share Exchange and other transactions, and executed the Share Exchange Agreement with Resona Holdings on November 10, 2020.

(c)	Tender Offer

Resona Holdings resolved in its board of directors meeting held on November 10, 2020 to acquire the Company Shares and the Share Options through the Tender Offer as part of the Transaction, and conducted the Tender Offer by setting the tender offer period from November 11, 2020 to December 9, 2020.

For clarity, the Tender Offer was conducted aiming to acquire the Company Shares, at least partly in cash prior to the Share Exchange from the viewpoint of restraining dilution of earnings per share (EPS) of Resona Holdings. The purchase price of one share of the Company Shares in the Tender Offer was determined to be 500 yen through negotiation and agreement with SMBC.

As a result of the Tender Offer, Resona Holdings has become a holder of 225,162,649 of the Company Shares (voting rights ratio (Note) :60.39%) on December 16, 2020, which is the date of commencement of payment for shares subject to the Tender Offer.

(Note:) The voting rights ratio means the ratio (rounded off to second decimal place) calculated with the number of voting rights (2,251,626 voting rights) attached to the sum of the number of the Company Shares and the number of shares subject to the Share Options to be owned by Resona Holdings as a result of the Tender Offer as the numerator, and the number of voting rights (3,728,621 voting rights) attached to the number of shares obtained by the following method: the total number of issued shares of the Company Shares as of September 30, 2020 (372,876,219 shares), stated in the Second Quarter Summary of Financial Statements, plus the number of the Company Shares (376,356 shares) which are subject to the share options (1,588 units) as of May 31, 2020, stated in the annual securities report, and minus the number of treasury shares (390,470 shares) relating to the Company Shares owned by the Company as of September 30, 2020, stated in the Second Quarter Summary of Financial Statements. as the denominator.

(d)	Acquisition of treasury shares

In the event of potential EPS dilution which may occur as a result of the Transaction, Resona Holdings will acquire its treasury shares through share repurchase promptly after the Transaction to handle such dilution.

(3)

Details of disposition of important property, burden of major obligations or other events having a material impact on the status of company’s property, which occurred after the last day of our latest fiscal year

(a)	Likelihood of uncollectible or delinquent accounts held by subsidiary

A petition for commencement of civil rehabilitation (minji-saisei) proceedings filed with the Osaka District Court on June 30, 2020 by White Bear Family Co., Ltd., which is a customer of our subsidiary, the Minato Bank, Ltd., has caused the likelihood of uncollectible or delinquent loans of 1,237 million yen (ratio to the consolidated net assets: 0.27% as of June 30, 2020) owed by White Bear Family Co., Ltd. to the Minato Bank, Ltd.

The Company recorded the portion of the above loan claims not secured by securities or other property (800 million yen) in the allowance for doubtful accounts for the first quarter of fiscal year ending in March 2021.

Note that, for clarity, we have not changed our performance target for the fiscal year ending in March 2021, which we published on May 12, 2020.

(b)	Execution of Share Exchange Agreement

In its board of directors meeting held on November 10, 2020, the Company resolved Making the Company a Wholly-Owned Subsidiary and the Transaction to be carried out through the Share Exchange and other transactions, and executed the Share Exchange Agreement with Resona Holdings on November 10, 2020.

(c)	Expressing Opinion on the Tender Offer

In its board of directors meeting held on November 10, 2020, the Company resolved to express an opinion to agree to the Tender Offer, and that it reserves its opinion regarding the appropriateness of the Tender Offer Price (500 yen) and the purchase price of the Share Options (one yen), and that it will leave it to the discretion of its shareholders and Share Option Holders whether to tender in the Tender Offer.

(d)	Cancellation of treasury shares

The Company will cancel all of the treasury shares held by it as of the Record Time (including the treasury shares to be acquired by it upon a share purchase request by dissenting shareholders to be exercised in the Share Exchange pursuant to Article 785, paragraph 1 of the Companies Act), by a resolution of a board of directors meeting to be held by the day prior to the Effective Date (inclusive).

Agenda No.2: Partial Amendment of Articles of Incorporation

1.	Reasons for Amendment

When “Agenda No.1: Approval of the Share Exchange Agreement between the Company and Resona Holdings” is approved and the Share Exchange takes effect, the Company will become a wholly-owned subsidiary of Resona Holdings and will no longer need the record date system. For this reason, the Company will abolish the record date system, delete Article 13 of the current Articles of Incorporation and renumber the subsequent Article numbers accordingly.

This amendment of the Articles of Incorporation becomes effective on March 30, 2021 on the condition that “Agenda No.1: Approval of the Share Exchange Agreement between the Company and Resona Holdings” has been approved, the Share Exchange Agreement has not been terminated for cause, and no event that would invalidate the Share Exchange Agreement has occurred by that date.

2.	Details of Amendment

The details of amendment are as follows:

(The words underlined are amendments.)

Current Articles of Incorporation	Proposed Amendment

Article 13. Record Date	(Deleted.)

1. The shareholders having votes who are stated or recorded in the Shareholder Registry at the close of the last day of each business year of the Company shall be the persons who may exercise their votes at the annual shareholders meeting for such business year of the Company.

2. If otherwise set forth in the preceding paragraph or other provisions of these Articles of Incorporation, or if necessary, the Company may set the record date by providing public notice in advance.

Articles 14 to 39 (Provisions omitted.)

Articles 13 to 38 (Unchanged.)

End